CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
5.90% Senior Notes due 2017	$250,000,000	99.886%	$7,675

(1)          Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-138662

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 19, 2007

$250,000,000

BUNGE N.A. FINANCE L.P.

5.90% Senior Notes due 2017

Fully and Unconditionally Guaranteed by

BUNGE LIMITED

The notes will mature on April 1, 2017. Interest will accrue from March 22, 2007. Interest on the notes will be payable on April 1 and October 1 of each year, commencing on October 1, 2007. The notes will be unsecured and rank equally in right of payment with any unsecured and unsubordinated indebtedness that Bunge N.A. Finance L.P. may incur in the future. The notes will be fully, unconditionally and irrevocably guaranteed on a senior unsecured basis by Bunge Limited. Bunge Limited’s guarantee will rank equally in right of payment with its other unsecured and unsubordinated indebtedness and guarantees.

Bunge N.A. Finance L.P. may redeem the notes at its option, in whole or in part at any time at a redemption price described in this prospectus supplement. Upon the occurrence of a change of control of Bunge Limited that results in the notes no longer having an investment grade rating, holders of the notes may require Bunge N.A. Finance L.P. to repurchase some or all of the notes at a price equal to 101% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest.

See “Risk Factors” beginning on page S-4 of this prospectus supplement and on page 2 of the accompanying prospectus for a discussion of certain risks you should consider in connection with an investment in the notes.

	Per Note	Total
Public offering price	99.886%	$249,715,000
Underwriting discounts and commissions	0.650%	$1,625,000
Proceeds to Bunge N.A. Finance L.P.	99.236%	$248,090,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about March 22, 2007.

JPMorgan	Morgan Stanley

The date of this prospectus supplement is March 19, 2007.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

The distribution of this prospectus supplement and the accompanying prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

Unless the context otherwise requires, references to “we,” “us” or “our” refer collectively to Bunge Limited and its subsidiaries.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

i

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus include forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include the risks, uncertainties, trends and other factors discussed under the headings “Risk Factors” in this prospectus supplement, the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2006, under the headings “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 1. Business—Business Overview,” “Item 1A. Risk Factors” and elsewhere. Examples of forward-looking statements include all statements that are not historical in nature, including statements regarding:

•       our operations, competitive position, strategy and prospects;

•       industry conditions, including the prices of agricultural commodities, energy and freight, cyclicality of the agribusiness industry, unpredictability of the weather and the impact of crop and animal disease on our business;

•       estimated demand for the commodities and other products that we sell;

•       the effects of economic, political or social conditions and changes in foreign exchange policy or rates;

•       our ability to complete, integrate and benefit from acquisitions, joint ventures and strategic alliances;

•       governmental policies affecting our business, including agricultural and trade policies;

•       our funding needs and financing sources; and

•       the outcome of pending regulatory and legal proceedings.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements contained in this prospectus supplement, the accompanying prospectus or in any document incorporated by reference herein or therein. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus supplement, the accompanying prospectus or incorporated by reference herein or therein not to occur. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus supplement.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about their companies without fear of litigation. We would like to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act in connection with the forward-looking statements included in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein.

ii

SUMMARY

This is only a summary and therefore does not contain all the information that may be important to you. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully, including the ‘‘Risk Factors’’ section elsewhere in this prospectus supplement and the accompanying prospectus, our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding whether or not to purchase the notes.

BUNGE N.A. FINANCE L.P.

Bunge N.A. Finance L.P., a newly-formed Delaware limited partnership, is an indirect, 100%-owned subsidiary of Bunge Limited. Bunge N.A. Finance L.P. has no independent operations other than acting as a finance company for Bunge. Bunge N.A. Finance L.P. does not, and will not, file separate reports with the SEC.

BUNGE LIMITED

Bunge Limited will fully, unconditionally and irrevocably guarantee the payment of the principal of and interest on the notes offered hereby when due and payable. Bunge Limited is a limited liability company incorporated under the laws of Bermuda.

Our Business

We are a leading global agribusiness and food company operating in the farm-to-consumer food chain. In 2006, we had total net sales of $26,274 million. We believe we are:

•       the world’s leading oilseed processing company, based on processing capacity;

•       the largest producer and supplier of fertilizer to farmers in South America, based on volume; and

•       a leading seller of bottled vegetable oils worldwide, based on sales.

We conduct our operations in three divisions: agribusiness, fertilizer and food products. These divisions include four reporting segments: agribusiness, fertilizer, edible oil products and milling products.

Agribusiness.   Our agribusiness division is an integrated business involved in the purchase, storage, transport, processing and sale of grains and oilseeds. Our agribusiness operations and assets are primarily located in North and South America and Europe, and we also have operations in India and China and marketing and distribution offices throughout the world.

Fertilizer.   Our fertilizer division is involved in every stage of the fertilizer business, from mining of raw materials to the sale of fertilizer products. The activities of our fertilizer division are primarily located in Brazil.

Food Products.   Our food products division consists of two business segments: edible oil products and milling products. These segments include businesses that produce and sell food products such as edible oils, shortenings, margarine, mayonnaise and milled products such as wheat flours and corn products. The activities of our food products division are primarily located in North America, Europe, Brazil and India.

Bunge N.A. Finance L.P. and Bunge Limited have their principal executive offices and corporate headquarters at 50 Main Street, White Plains, New York 10606, and their telephone number is (914) 684-2800. Bunge Limited’s registered office is located at 2 Church Street, Hamilton, HM 11, Bermuda.

THE OFFERING

Issuer	Bunge N.A. Finance L.P.
Guarantor	Bunge Limited
Notes offered	$250,000,000 aggregate principal amount of 5.90% Senior Notes due 2017
Maturity date	April 1, 2017.
Interest	5.90% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2007.
Ranking	The notes will be unsecured obligations of Bunge N.A. Finance L.P. and will rank equally in right of payment with future unsecured and unsubordinated indebtedness of Bunge N.A. Finance L.P.
Guarantee

All payments on the notes, including principal and interest will be fully, unconditionally and irrevocably guaranteed by Bunge Limited. Bunge Limited’s guarantee will rank equally in right of payment with its other unsecured unsubordinated indebtedness and guarantees.

Further issuances

Under certain circumstances, Bunge N.A. Finance L.P. may, without the consent of the holders of the notes, from time to time issue other notes, including notes of the same series that have the same ranking as the notes.

Optional redemption

Bunge N.A. Finance L.P. may redeem the notes at any time, in whole or in part, in cash at the redemption price described in this prospectus supplement, plus accrued and unpaid interest to the date of redemption. See “Description of Notes—Optional Redemption by Bunge N.A. Finance L.P.”

Change of control offer

Upon the occurrence of a change of control of Bunge Limited that results in the notes no longer having an investment grade rating, you will have the right, as holders of the notes, subject to certain exceptions, to require Bunge N.A. Finance L.P. to repurchase some or all of your notes at 101% of their principal amount, plus accrued and unpaid interest, if any. See “Description of Notes—Repurchase at the Option of Holders.”

Covenants	The indenture will contain covenants that, among other things, limit Bunge Limited’s ability, and the ability of certain of its subsidiaries, to:
• incur certain liens;
• engage in sale-leaseback transactions; or
• merge, amalgamate or consolidate or sell all or substantially all of its assets.

These limitations will be subject to a number of important qualifications and exceptions. See “Description of Notes—Covenants.”
No prior market

The notes will be new securities for which there is no market. Although the underwriters have informed Bunge N.A. Finance L.P. that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, Bunge N.A. Finance L.P. cannot assure you that a liquid market will develop or be maintained.

Use of proceeds

Bunge N.A. Finance L.P. estimates that it will receive net proceeds of approximately $247 million from this offering, after deducting the underwriters’ commissions and the estimated offering expenses. Bunge N.A. Finance L.P. intends to use the net proceeds to purchase preferred stock of an indirect, 100%-owned, U.S. subsidiary of Bunge Limited, and the proceeds of such sale are expected to be used to repay existing indebtedness of Bunge. See ‘‘Use of Proceeds.’’

For a more complete description of the terms of the notes, see ‘‘Description of Notes.’’

Risk Factors

An investment in notes involves certain risks that a potential investor should carefully evaluate prior to making an investment in the notes. See “Risk Factors” beginning on page S-4 of this prospectus supplement and on page 2 on the accompanying prospectus.

RISK FACTORS

You should read and carefully consider each of the risks and uncertainties described below and the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus before making an investment in the notes.

Risks Related to Our Business and Industries

For a discussion of the risks related to our business and industries, see “Risk Factors” in the accompanying prospectus.

Risks Relating to this Offering

The notes are effectively subordinated to our secured debt.

The notes are not secured by any of our assets. Therefore, in the event of our bankruptcy, winding up, liquidation or reorganization, holders of our secured debt will have claims with respect to the assets securing their debt that have priority over your claims as note holders. As of December 31, 2006, we had $57 million of long-term debt that is secured by certain land, property, equipment, investments in our consolidated subsidiaries and export commodity contracts having a net carrying value of $573 million. To the extent that the value of the secured assets is insufficient to repay our secured debt, holders of secured debt would be entitled to share in any of our remaining assets equally with you and any other unsecured lenders.

We are a holding company and will depend upon funds from our subsidiaries to meet our obligations under the guarantee of the notes.

We are a holding company and our only significant assets are our investments in our subsidiaries. As a holding company, we are dependent upon dividends, loans or advances, or other intercompany transfers of funds from our subsidiaries to meet our obligations, including our obligations under the guarantee. The ability of certain of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable laws as well as agreements to which those subsidiaries may be party. Therefore, our ability to make payments with respect to the guarantee may be limited.

An active trading market for the notes may not develop.

The notes constitute a new issue of securities, for which there is no existing market. We cannot provide you with any assurance regarding whether a trading market for the notes will develop or as to the liquidity or sustainability of any such market, the ability of holders of the notes to sell their notes or the price at which holders may be able to sell their notes. If a market were to develop, the notes could trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing interest rates, our financial performance, developments in the industries in which we conduct business and changes in the overall market for investment grade securities. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events which result in the notes having a rating below investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be our available cash or cash generated from our operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon such an event because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. In addition, the terms of our other indebtedness, including the indebtedness of our subsidiaries, may restrict us from repurchasing the notes upon a change of control. Accordingly, we may not be able to satisfy our obligation to purchase the notes unless we are able to refinance certain indebtedness or obtain waivers from certain lenders. Our failure to repurchase the notes upon a change of control would cause a default under the indenture governing the notes and a cross default under the terms of our other indebtedness. Certain of our other indebtedness also provide that specific kinds of change of control events would be a default that would permit lenders to accelerate the maturity of borrowings thereunder.

USE OF PROCEEDS

We estimate that Bunge N.A. Finance L.P. will receive net proceeds of approximately $247 million from this offering, after deducting the underwriters’ commissions and the estimated offering expenses payable by it.

Bunge N.A. Finance L.P. intends to use the net proceeds from this offering to acquire preferred stock of an indirect, 100%-owned, U.S. subsidiary of Bunge Limited. This indirect, 100%-owned, U.S. subsidiary will use the proceeds received from the sale of its preferred stock to Bunge N.A. Finance L.P. to reduce approximately $177 million of indebtedness under Bunge’s revolving credit facilities and approximately $70 million under Bunge’s commercial paper program. Borrowings under Bunge’s revolving credit facilities, as of February 28, 2007, had a weighted average interest rate of 6.30%, with an average maturity of approximately 31 days. Indebtedness under Bunge’s commercial paper program, as of February 28, 2007, had a weighted average interest rate of 5.66%, with an average maturity of 26 days.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2006 on an actual basis and on an as adjusted basis to give effect to this offering and the application of the net proceeds from the sale of the notes, as described under “Use of Proceeds.”

This table should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements for the year ended December 31, 2006 included in our 2006 Annual Report. See “Incorporation of Certain Documents by Reference.”

	As of December 31, 2006
	Actual	As Adjusted
	(dollars in millions, except share data)
Short-term debt, including current portion of long-term debt	$610	$363
Long-term debt:
Secured	57	57
Unsecured	513	513
6.78% Senior Guaranteed Notes, Series B, due 2009	53	53
7.44% Senior Guaranteed Notes, Series C, due 2012	351	351
7.80% Senior Notes due 2012	200	200
5.875% Senior Notes due 2013	300	300
4.375% Senior Notes due 2008	500	500
5.35% Senior Notes due 2014	500	500
5.10% Senior Notes due 2015	400	400
5.90% Senior Notes due 2017	—	250
Total long-term debt	$2,874	$3,124
Minority interest	410	410
Shareholders’ equity:
Preference shares, par value $.01; 10,000,000 shares authorized; 6,900,000 convertible preference shares issued and outstanding, liquidation preference $100, actual and as adjusted	690	690
Common shares, par value $.01; 240,000,000 shares authorized; 119,955,645 shares issued and outstanding, actual and as adjusted(1)	1	1
Additional paid-in capital	2,690	2,690
Retained earnings	2,350	2,350
Accumulated other comprehensive loss	(63)	(63)
Total shareholders’ equity	5,668	5,668
Total capitalization	$9,562	$9,565

(1)          Issued and outstanding common shares excludes any common shares issuable upon conversion of the convertible preference shares, 3,809,191 common shares issuable upon the exercise of stock options and 1,264,969 common shares issuable in respect of time-vested regular and performance-based restricted stock units, assuming all participants receive shares and no adjustment is made by the compensation committee of the board of directors of Bunge Limited.

DESCRIPTION OF NOTES

The notes will be issued under an indenture dated as of March 22, 2007, among Bunge N.A. Finance L.P. (“BNAF”), as issuer, Bunge Limited, as guarantor, and U.S. Bank National Association, a national banking corporation with trust powers, as trustee. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the U.S. Trust Indenture Act of 1939, as amended.

BNAF is a 100%-owned indirect subsidiary of Bunge Limited. There are no restrictions on the ability of BNAF to transfer funds to Bunge Limited.

This description of the notes is intended to be a useful overview of the material provisions of the notes, the guarantee and the indenture. Because this description is only a summary, you should refer to the indenture for a complete description of BNAF’s and Bunge Limited’s obligations and your rights. A copy of the indenture is available for inspection during normal business hours at the offices of the trustee.

Certain terms used in this description of the notes are set forth under “—Defined Terms.”

General

The Notes

The notes:

•       will constitute a series of debt securities issued under the indenture and will be initially limited to an aggregate principal amount of U.S.$250,000,000 (subject to the rights of BNAF to create and issue additional notes as described under “—Further Issuances”);

•       will mature on April 1, 2017;

•       will not be convertible into any other security or have the benefit of any sinking fund;

•       will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness of BNAF;

•       will be fully, unconditionally and irrevocably guaranteed by Bunge Limited, which guarantee will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness and obligations of Bunge Limited;

•       will be issued in denominations of U.S.$1,000 and integral multiples of U.S.$1,000; and

•       will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-Entry; Delivery and Form.”

Interest

Interest on the notes will:

•       accrue at a rate of 5.90% per annum;

•       accrue from the date of issuance or the most recent interest payment date;

•       be payable in cash semiannually in arrears on April 1 and October 1 of each year, commencing on October 1, 2007;

•       be payable to the holders of record on the March 15 and September 15 immediately preceding the relevant interest payment date; and

•       be computed on the basis of a 360-day year comprised of twelve 30-day months.

We estimate that BNAF will receive net proceeds of approximately $247 million from this offering, after deducting the underwriters’ commissions and the estimated offering expenses payable by it. BNAF intends to use the net proceeds from this offering to acquire preferred stock of an indirect, 100%-owned, U.S. subsidiary of Bunge Limited. The preferred stock is expected to yield a dividend on a semi-annual basis in an amount sufficient to fund the semi-annual interest payment amount due on the notes. The indirect, 100%-owned, U.S. subsidiary of Bunge Limited that issues the preferred stock intends to use the proceeds it receives from the sale of the preferred stock to BNAF, which will be equal to the net proceeds that BNAF receives in this offering, to reduce indebtedness of Bunge. See “Use of Proceeds.”

Payment and Transfer

Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by BNAF for such purpose which initially will be the office of the trustee, U.S. Bank National Association, c/o U.S. Bank Corporate Trust Services, 1349 W. Peachtree Street, N.W., Two Midtown Plaza, Suite 1050, Mail Exchange EX-GA-ATPT, Atlanta, Georgia 30309. Payment of principal of, premium, if any, and interest on notes in global form registered in the name of or held by the depositary or its nominee will be made in immediately available funds to the depositary or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by global notes, payment of interest on the notes in definitive form may, at the option of BNAF, be made by check mailed directly to holders at their registered addresses.

A holder may transfer or exchange notes in definitive form at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but BNAF or Bunge Limited may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. BNAF is not required to transfer or exchange any note selected for redemption for a period of 15 days before a selection of notes to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

All amounts of principal of and premium, if any, or interest on the notes paid by BNAF that remain unclaimed two years after such payment was due and payable will be repaid to BNAF and the holders of such notes will thereafter look solely to BNAF for payment.

Optional Redemption by BNAF

The notes will be redeemable at the option of BNAF, at any time in whole or from time to time in part, upon not less than 30 and not more than 60 days’ notice mailed to each holder of notes to be redeemed at the holder’s address appearing in the note register, at a price equal to the greater of:

•       100% of the principal amount of the notes to be redeemed; and

•       the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 25 basis points, in each case, plus accrued and unpaid interest to the date of redemption.

Notes called for redemption will become due on the date fixed for redemption, but such redemption may be subject to one or more conditions precedent. Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date fixed for redemption to each noteholder at its registered address. The notice will state any conditions applicable to a redemption and the amount of notes to be redeemed. On and after the date fixed for redemption, interest will cease to accrue on any redeemed notes. If less than all the notes are redeemed at any time, the trustee will select the notes to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate.

Repurchase at the Option of Holders

In the event that a Change of Control Triggering Event occurs, unless BNAF has irrevocably exercised its right to redeem the notes without such redemption being subject to any conditions precedent as described in “—Optional Redemption by BNAF,” holders will have the right, at such holder’s option, subject to the terms and conditions of the indenture, to require BNAF to purchase for cash any or all of such holder’s notes in integral multiples of $1,000 original principal amount. BNAF will make an offer to purchase all the notes (the “Change of Control Offer”) at a price equal to 101% of the aggregate principal amount of the notes to be purchased plus accrued and unpaid interest to, but excluding, the date the notes are purchased, if any (the “Change of Control Payment”).

Within 60 days following any Change of Control Triggering Event, BNAF will send notice of such Change of Control Offer by first-class mail, with a copy to the trustee, to each holder of notes to the address of such holder appearing in the security register or otherwise in accordance with the procedures of The Depository Trust Company (the “Depositary”) with a copy to the trustee, with the following information:

•       that the Change of Control Offer is being made pursuant to the provisions of the indenture and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by BNAF;

•       the date of the Change of Control Triggering Event;

•       the date, which will be no earlier than 30 days and no later than 60 days after the date the notice of the occurrence of the Change of Control Triggering Event is mailed, by which BNAF must purchase the notes (the “Change of Control Payment Date”);

•       the price that BNAF must pay for the notes it is obligated to purchase;

•       the name and address of the trustee;

•       that any note not properly tendered will remain outstanding and continue to accrue interest;

•       that unless BNAF defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

•       the procedures for surrendering notes to the paying agent for payment; and

•       the procedures by which a holder may withdraw such a tender after it is given.

On the Change of Control Payment Date, BNAF will be obligated, to the extent lawful, to:

•       accept for payment all notes or portions of notes properly tendered;

•       deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•       deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

In connection with any purchase of notes after a Change of Control Triggering Event, BNAF will comply with all federal and state securities laws, including, specifically, Rule 13e-4, if applicable, under the Securities Exchange Act of 1934, and any related Schedule 13E-4 required to be submitted under that rule.

BNAF will not purchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in payment of the purchase price payable for the notes upon a Change of Control Triggering Event. Current and future agreements relating to indebtedness to which Bunge Limited and its subsidiaries are, and may become, party may restrict BNAF from purchasing notes upon a Change of Control Triggering Event. If a Change of Control Triggering Event occurs at a time when BNAF is prohibited from purchasing the notes, Bunge Limited could seek the consent of lenders to permit the purchase of the notes or could attempt to refinance the borrowings that contain such a prohibition. If Bunge Limited does not obtain such consent or refinance such borrowings, BNAF will remain prohibited from purchasing the notes. In addition, certain indebtedness to which Bunge Limited and its subsidiaries are party currently provide, and may in the future also provide, that certain change of control events with respect to Bunge Limited would constitute a default thereunder (including events that would constitute a Change of Control Triggering Event under the indenture). If Bunge Limited experiences a change of control that triggers a default under the terms of Bunge Limited’s or its subsidiaries’ other indebtedness, Bunge Limited could seek a waiver of such default or seek to refinance such other indebtedness. In the event Bunge Limited does not obtain such a waiver or refinance the indebtedness, such default could result in amounts outstanding under such other indebtedness being declared due and payable.

BNAF’s ability to pay cash to the holders of notes following the occurrence of a Change of Control Triggering Event may be limited by Bunge Limited’s then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Bunge Limited. Bunge Limited has no present intention to engage in a transaction involving a Change of Control, although it is possible that it could decide to do so in the future. Subject to the limitations discussed below, Bunge Limited could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could affect its capital structure or credit ratings.

BNAF will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by BNAF and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event.

The definition of ‘‘Change of Control’’ includes a disposition of all or substantially all of the assets of Bunge Limited to any person. Although there is a limited body of case law interpreting the phrase ‘‘all or substantially all,’’ there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of ‘‘all or substantially all’’ of the assets of Bunge Limited. As a result, it may be unclear whether a Change of Control has occurred and whether a holder of notes may require BNAF to make an offer to repurchase the notes as described above. The provisions under the indenture relating to BNAF’s obligation to make an offer to repurchase the notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Further Issuances

At any time prior to the date that is five years and one day before the maturity date of the notes, BNAF may from time to time, without the consent of existing noteholders, create and issue further notes having the same terms and conditions as the notes in all respects, except for issue date, issue price and first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes. These additional notes, even if treated for non-tax purposes as part of the same series as the previously outstanding notes, in some cases may be treated as a separate issue for U.S. federal income tax purposes. In such a case, the additional notes may be considered to have been issued with original issue discount even if the previously outstanding notes had no original issue discount, and thus, may not be considered fungible with previously outstanding notes.

Guarantee

Bunge Limited will fully, unconditionally and irrevocably guarantee to each holder and the trustee the full and prompt payment of principal of and premium, if any, and interest on the notes, when and as the same become due and payable, whether at maturity, upon redemption or repurchase, by declaration of acceleration or otherwise, including any additional amounts required to be paid in connection with certain taxes. Any obligation of Bunge Limited to make a payment may be satisfied by causing BNAF to make such payment.

Ranking

The notes will be unsecured and unsubordinated indebtedness of BNAF and will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness of BNAF.

The guarantee will be an unsecured and unsubordinated obligation of Bunge Limited and will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness and obligations of Bunge Limited. The guarantee will effectively rank junior in right of payment to any secured indebtedness of Bunge Limited to the extent of the assets securing such indebtedness and to all indebtedness and other liabilities of its subsidiaries.

Additional Amounts

BNAF will pay to the holder of any note any additional amounts as may be necessary so that every net payment made by BNAF of the principal of and premium, if any, and interest on such note, after deducting or withholding for or on account of any present or future tax, duty, assessment or other similar governmental charge duly imposed by Canada, will not be less than the amount provided in that note to be then due and payable. In the event that payments are required to be made by Bunge Limited pursuant to its obligations under the guarantee, Bunge Limited will pay to the holder of any note additional amounts as may be necessary so that every net payment made by Bunge Limited of the principal of and premium, if any, and interest on such note, after deducting or withholding for or on account of any present or future tax, duty, assessment or other similar governmental charge duly imposed by Bermuda, will not be less than the amount provided in that note to be then due and payable. BNAF or Bunge Limited will not be required, however, to make any payment of additional amounts for or on account of any such tax imposed by reason of the holder having some connection with Canada or Bermuda, as applicable, other than its participation as holder under the indenture.

Covenants

The indenture will set forth covenants that will impose limitations and restrictions on BNAF and will also set forth covenants which will be applicable to Bunge Limited and certain of its subsidiaries. This section summarizes the material covenants of BNAF and Bunge Limited in the indenture.

Limitation on Liens

The indenture will provide that Bunge Limited will not, and will not permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien, other than Permitted Liens, upon any Restricted Property or upon any shares of stock or Indebtedness of any Restricted Subsidiary, to secure any Indebtedness incurred or guaranteed by Bunge Limited or any Restricted Subsidiary (other than the notes), unless all of the outstanding notes and the guarantee are secured equally and ratably with, or prior to, such Indebtedness so long as such Indebtedness shall be so secured.

Restriction on Sale-Leasebacks

The indenture will provide that Bunge Limited will not, and will not permit any Restricted Subsidiary to, engage in the sale or transfer by it of any Restricted Property to a person (other than Bunge Limited or a Restricted Subsidiary) and the taking back by Bunge Limited or any Restricted Subsidiary, as the case may be, of a lease of such Restricted Property (a “sale-leaseback transaction”), unless:

(1)         the sale-leaseback transaction occurs within six months from the date of the acquisition of the subject Restricted Property or the date of the completion of construction or commencement of full operations of such Restricted Property, whichever is later; or

(2)         the sale-leaseback transaction is between Bunge Limited and a Restricted Subsidiary of Bunge Limited, or between Restricted Subsidiaries of Bunge Limited; or

(3)         the sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years; or

(4)         the sale-leaseback transaction constitutes a Permitted Lien for the purposes of “—Limitation on Liens;” or

(5)         Bunge Limited or such Restricted Subsidiary, within a one-year period after such sale-leaseback transaction, (a) applies or causes to be applied an amount not less than the Attributable Indebtedness from such sale-leaseback transaction to the prepayment, repayment, redemption, reduction or retirement of any debt of Bunge Limited or any Subsidiary having a maturity of more than one year that is not subordinated to the notes, or (b) enters into a bona fide commitment to expend an amount not less than the Attributable Indebtedness for such sale-leaseback transaction during such one-year period to the acquisition, construction or development of other similar Property.

Exception to Limitation on Liens and Restriction on Sale-Leasebacks

Notwithstanding the foregoing restrictions on Liens and sale-leaseback transactions, the indenture will provide that Bunge Limited may, and may permit any Restricted Subsidiary to, create, assume, incur, or suffer to exist any Lien (other than a Permitted Lien) upon any Restricted Property to secure debt incurred or guaranteed by Bunge Limited or any Restricted Subsidiary (other than the notes) or effect any sale-leaseback transaction of a Restricted Property that is not excepted by clauses (1) through (5), inclusive, of the first paragraph under “—Restriction on Sale-Leasebacks,” without equally and ratably securing the notes or the guarantee, provided that, after giving effect thereto, the aggregate principal amount of outstanding debt (other than the notes) secured by Liens (other than Permitted Liens) upon Restricted Property plus the Attributable Indebtedness from sale-leaseback transactions of Restricted Property not so excepted do not exceed 15% of its Consolidated Net Tangible Assets.

Consolidation, Merger, Amalgamation and Sale of Assets

BNAF.   The indenture will provide that BNAF may consolidate with or merge with or into, or sell, lease or convey all or substantially all of its assets to, another person only if:

(1)         the successor or continuing company is either BNAF or is a direct or indirect Subsidiary of Bunge Limited (or any successor or continuing company of Bunge Limited) organized under the laws of Bermuda, the United States, any state, the District of Columbia, any full member state of the European Union, Canada, Australia or Switzerland and assumes by supplemental indenture all of BNAF’s obligations under the indenture; and

(2)         immediately after giving effect to the transaction no event of default under the indenture, or event which with notice or lapse of time would be an event of default under the indenture, has occurred and is continuing.

Bunge Limited.   The indenture will provide that Bunge Limited may consolidate with or merge or amalgamate with or into, or sell, lease or convey all or substantially all of its assets to, another person only if:

(1)         the successor or continuing company is either Bunge Limited or is a person organized under the laws of Bermuda, the United States, any state, the District of Columbia, any full member state of the European Union, Canada, Australia or Switzerland and assumes by supplemental indenture all of Bunge Limited’s obligations under the indenture and the guarantee; and

(2)         immediately after giving effect to the transaction no event of default under the indenture, or event which with notice or lapse of time would be an event of default under the indenture, has occurred and is continuing.

If BNAF or Bunge Limited engages in one of the transactions described above and complies with the conditions listed above, the successor will be substituted for BNAF or Bunge Limited, as the case may be, for the purposes of the indenture with the same effect as if it and not BNAF or Bunge Limited, as the case may be, had been an original party to the indenture. Thereafter, the successor may exercise the rights and powers of BNAF or Bunge Limited, as the case may be, under the indenture. However, in the case of a lease of all or substantially all its assets, BNAF or Bunge Limited, as the case may be, will not be released from the obligation to pay the principal of and premium, if any, and interest on the notes.

In the event that BNAF or Bunge Limited consolidates with or merges or amalgamates with or into, or sells, leases or conveys all or substantially all of its assets to, another person and the successor issuer or guarantor is a person, as the case may be, organized under the laws of a full member state of the European Union, Canada, Australia or Switzerland, then BNAF, Bunge Limited and the successor or continuing company will, as a condition to such consolidation, merger, amalgamation or sale of assets, comply with the following additional requirements:

•       enter into a supplemental indenture with the trustee providing for full, unconditional and irrevocable indemnification of the holders of the notes and the trustee against any tax or duty of whatever nature (other than a net income tax) which is incurred or otherwise suffered by the trustee or such holders with respect to the notes and which would not have been incurred or otherwise suffered in the absence of such consolidation, merger, amalgamation or sale of assets; and

•       deliver to the trustee legal opinions of independent legal counsel of recognized standing in New York and the applicable member state of the European Union, Canada, Australia or Switzerland under whose laws the successor or continuing company is organized, to the effect that the obligations of the successor with respect to the indenture or the guarantee, as applicable, are legal, valid, binding and enforceable in accordance with their terms.

In addition, the indenture will provide that Bunge Limited will not permit any Subsidiary, other than BNAF, to consolidate with or merge or amalgamate with or into, or sell, lease or convey all or substantially all of its assets to, any person unless:

•       such transaction is a merger or amalgamation of a Subsidiary into, or a consolidation of a Subsidiary with, Bunge Limited (so long as Bunge Limited is the surviving or continuing entity) or another Subsidiary or the sale or other disposition by a Subsidiary of all or substantially all of its property to Bunge Limited or another Subsidiary; or

•       such transaction is the merger or amalgamation of a Subsidiary with or into, the consolidation of a Subsidiary with, or the sale or other disposition by a Subsidiary of all or substantially all of its property to, another person (provided that such person is not an affiliate), so long as immediately prior to, and after giving effect to, the transaction, no default or event of default exists or would exist.

Events of Default

Each of the following will be an event of default under the indenture:

(1)         the default in any payment of interest on any note when due, continued for 30 days;

(2)         the default in the payment of principal of, or premium, if any, on, any note when due at its stated maturity, upon optional redemption or otherwise, upon declaration of acceleration or otherwise;

(3)         the failure by BNAF or Bunge Limited to comply for 60 days after written notice with its other agreements contained in the indenture;

(4)         the failure of BNAF, Bunge Limited or any Subsidiary (a) to pay the principal of any indebtedness for borrowed money, including obligations evidenced by any mortgage, indenture, bond, debenture, note, guarantee or other similar instruments on the scheduled or original date due, (b) to pay interest on any such indebtedness beyond any provided grace period or (c) to observe or perform any agreement or condition relating to such indebtedness, that has caused such indebtedness to become due prior to its stated maturity, and such acceleration has not been cured within 15 days after notice of acceleration; provided, however, that an event described in subclause (a), (b) or (c) above shall not constitute an event of default unless, at such time, one or more events of the type described in clauses (a), (b) or (c) shall have occurred or be continuing with respect to such indebtedness in an amount exceeding $50,000,000; or

(5)         certain events of bankruptcy, insolvency or reorganization of (a) BNAF, (b) Bunge Limited, or (c) any other Subsidiary which is a “significant subsidiary” under Regulation S-X under the Securities Act.

A default under clause (3) above that has occurred and is continuing will not constitute an event of default under the indenture until the trustee or the holders of not less than 25% in principal amount of the outstanding notes notify BNAF or Bunge Limited, as the case may be, of the default and such default is not cured within the time specified in such clause (3) after receipt of such notice.

If an event of default (other than an event of default described in clause (5) above) occurs and is continuing, the trustee by written notice to BNAF, or the holders of at least 25% in principal amount of the outstanding notes by written notice to BNAF and the trustee, may, and the trustee at the request of such holders shall, declare the principal of and premium, if any, and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an event of default described in clause (5) above occurs and is continuing, the principal of and premium, if any, and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. The holders of a majority in aggregate principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing events of default, other than the nonpayment of the principal of and premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

•       such holder has previously given the trustee written notice that an event of default under the indenture is continuing;

•       holders of at least 25% in principal amount of the outstanding notes have requested in writing that the trustee pursue the remedy;

•       such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

•       the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

•       the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the interest of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of and premium, if any, or interest on any note, the trustee may withhold notice if the trustee determines that withholding notice is in the interests of the holders. In addition, BNAF is required to deliver to the trustee, within 10 days after becoming aware of the occurrence of any default, notice of such default, and in any event within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year.

Amendments and Waivers

Modifications and amendments of the indenture may be made by BNAF, Bunge Limited and the trustee with the consent of the holders of a majority in principal amount of the notes then outstanding under the indenture (including consents obtained in connection with a tender offer or exchange offer for the notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

•       reduce the amount of notes whose holders must consent to an amendment of the indenture or the notes;

•       reduce the stated rate of or extend the stated time for payment of interest on any note;

•       reduce the principal of or change the stated maturity of any note;

•       reduce the amount payable upon the redemption of any note;

•       make any note payable in money other than that stated in the note;

•       impair the right of any holder to receive payment of principal of and premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

•       make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

•       release Bunge Limited or modify the guarantee other than in accordance with the indenture.

The holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all holders of notes, may waive compliance by BNAF with certain restrictive provisions of the indenture. Subject to certain rights of the trustee as provided in the indenture, the holders of a majority in aggregate principal amount of the notes, on behalf of all holders, may waive any past default under the indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the notes), except a default in the payment of principal, premium or interest or a default in respect of a provision that under the indenture cannot be modified or amended without the consent of the holder of each note that is affected.

Without the consent of any holder, BNAF, Bunge Limited and the trustee may modify or amend the indenture to:

•       cure any ambiguity, omission, defect or inconsistency;

•       provide for the assumption by a successor or continuing company of the obligations of Bunge Limited or BNAF as described under “—Consolidation, Merger, Amalgamation and Sale of Assets”;

•       provide for uncertificated notes in addition to or in place of certificated notes; provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

•       add additional guarantees with respect to the notes;

•       secure the notes;

•       add to the covenants of BNAF or Bunge Limited for the benefit of the holders or surrender any right or power conferred upon BNAF or Bunge Limited;

•       make any change that does not adversely affect the interests of any holder;

•       provide for the issuance of additional notes; or

•       comply with any requirement of the U.S. Securities and Exchange Commission in connection with the qualification of the indenture under the U.S. Trust Indenture Act of 1939.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, BNAF is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

BNAF at any time may terminate all its obligations under the notes and the indenture (“legal defeasance”), except for certain obligations, including obligations relating to the defeasance trust, registering the transfer or exchange of the notes, replacing mutilated, destroyed, lost or stolen notes and maintaining a registrar and paying agent in respect of the notes. If BNAF exercises its legal defeasance option, the guarantee will terminate with respect to that series.

BNAF at any time may terminate its obligations under covenants described under “—Covenants” (other than “Consolidation, Merger, Amalgamation and Sale of Assets”) above, its obligation to repurchase notes following a Change of Control Triggering Event and the events of default described in clauses (3) (to the extent that the covenants referred to therein have been terminated as a result of the defeasance), (4) and (5) under “—Events of Default” above (“covenant defeasance”).

BNAF may exercise its legal defeasance option notwithstanding a prior exercise of its covenant defeasance option. If BNAF exercises its legal defeasance option, payment of the notes may not be accelerated because of an event of default with respect thereto. If BNAF exercises its covenant defeasance option, payment of the notes may not be accelerated because of an event of default specified in clause (3) (to the extent that the covenants referred to therein have been terminated as a result of the defeasance), (4) or (5) under “—Events of Default” above.

In order to exercise either defeasance option, BNAF must irrevocably deposit in trust with the trustee money or U.S. government obligations for the payment of principal of and premium, if any, and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law. If the legal defeasance option is exercised and complies with all necessary conditions, noteholders would have to rely solely on the trust deposit for the payment of the notes and could not look to BNAF or Bunge Limited for payment in the event of any shortfall.

Concerning the Trustee

U.S. Bank National Association is the trustee under the indenture and has been appointed by BNAF as Registrar and Paying Agent with regard to the notes.

No Petition

By its acquisition of a note, each noteholder agrees that neither it nor the trustee on its behalf may commence, or join with any other person in the commencement of, a bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding with respect to BNAF under any applicable insolvency laws until one year and one day after all of the notes and all other Indebtedness of BNAF ranking equal with or junior to the notes in right of payment are paid in full, including all interest and premium thereon.

Governing Law

The notes, the guarantee and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Consent to Jurisdiction

Bunge Limited will irrevocably submit to the non-exclusive jurisdiction of any New York state court or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, in respect of any legal action or proceeding arising out of or in relation to the indenture, the notes or the guarantee, and will agree that all claims in respect of such legal action or proceeding may be heard and determined in such New York state or U.S. federal court and will waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

Currency Indemnity

The obligation of Bunge Limited to make any payments under the indenture, the notes or the guarantee will be in U.S. dollars. Any amount received or recovered in a currency other than U.S. dollars as a result of any judgment or order given or made in a currency other than U.S. dollars in respect of an amount due under the indenture, the notes or the guarantee will constitute a discharge of Bunge Limited’s obligation only to the extent of the amount in U.S. dollars that the noteholder is able to purchase with the amount such noteholder receives or recovers. If the amount of U.S. dollars purchased by such noteholder is less than the amount expressed to be due to such noteholder, Bunge Limited will indemnify the noteholder against any loss sustained as a result. In any event, Bunge Limited will indemnify the noteholder against the cost of any such purchase.

Defined Terms

“Attributable Indebtedness” means, when used with respect to any sale-leaseback transaction, as at the time of determination, the present value (discounted at the rate of interest set forth in or implicit in the terms of the lease) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such sale-leaseback transaction (including any period for which such lease has been extended).

“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by both Rating Agencies on any date from the date of the public notice of an event that would, if consummated, result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control, which 60 day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by both of the Rating Agencies.

“Change of Control” means the occurrence of any of the following: (1) Bunge Limited becomes aware (by way of report or any other filing pursuant to Section 13(d) of the Exchange Act or written notice) of the acquisition by any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the

Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Section 13d-5(b)(1) of the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination, of 50% or more of the voting power of the voting stock of Bunge Limited then outstanding, (2) the sale, lease or transfer of all or substantially all of the assets of Bunge Limited and its subsidiaries, taken as a whole to any person or persons that is not a subsidiary of Bunge Limited or (3) the first day on which a majority of the members of Bunge Limited’s board of directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the notes.

“Comparable Treasury Price” means, with respect to any date fixed for the redemption of notes, (a) the bid price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) at 4:00 P.M. on the third business day preceding such date, as set forth on “Telerate Page 500” (or such other page as may replace Telerate Page 500) or (b) if such page (or any successor page) is not displayed or does not contain such bid prices at such time, (i) the average of the Reference Treasury Dealer Quotations obtained by the trustee for such date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations, or (ii) if the trustee is unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the trustee.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets of Bunge Limited and its consolidated subsidiaries after deducting therefrom:

(1)         all current liabilities (excluding any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed);

(2)         total prepaid expenses and deferred charges; and

(3)         all goodwill, trade names, trademarks, patents, licenses, copyrights and other intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of Bunge Limited and its consolidated subsidiaries for its most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of Bunge Limited who (1) was a member of the board of directors of Bunge Limited on the date of the issuance of the notes or (2) was nominated for election, appointed or elected to the board of directors of Bunge Limited with the approval of a majority of the Continuing Directors who were members of the board of directors of Bunge Limited at the time of such nomination or election (either by a specific vote or by approval of Bunge Limited’s proxy statement in which such member was named as a nominee for election as a director).

“Hedge Agreements” means all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Indebtedness” means, as to any person, without duplication:

(1)         all obligations of such person for borrowed money;

(2)         all obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(3)         all obligations of such person to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business;

(4)         all obligations of such person as lessee which are capitalized in accordance with U.S. GAAP;

(5)         all obligations of such person created or arising under any conditional sales or other title retention agreement with respect to any property acquired by such person (including, without limitation, obligations under any such agreement which provides that the rights and remedies of the seller or lender thereunder in the event of default are limited to repossession or sale of such property);

(6)         all obligations of such person with respect to letters of credit and similar instruments, including without limitation obligations under reimbursement agreements;

(7)         all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such person, whether or not such Indebtedness is assumed by such person;

(8)         all net obligations of such person in respect of equity derivatives and Hedge Agreements; and

(9)         all guarantees of such person (other than guarantees of obligations of direct or indirect Subsidiaries of such person).

“Independent Investment Banker” means any of J.P. Morgan Securities Inc. or Morgan Stanley & Co. Incorporated or, if all such firms are unwilling or unable to select the applicable Comparable Treasury Issue, a leading independent investment banking institution appointed by the trustee and reasonably acceptable to BNAF.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Lien” means any mortgage, lien, security interest, pledge, charge or other encumbrance.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Permitted Liens” means:

(1)         Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof or upon posting a bond in connection therewith;

(2)         any Lien pursuant to any order or attachment or similar legal process arising in connection with court proceedings; provided that the execution or other enforcement thereof is effectively stayed or a sufficient bond had been posted and the claims secured thereby are being contested at the time in good faith by appropriate proceedings;

(3)         any Liens securing bonds posted with respect to and in compliance with clauses (1) and (2) above;

(4)         any Liens securing the claims of mechanics, laborers, workmen, repairmen, materialmen, suppliers, carriers, warehousemen, landlords, or vendors or other claims provided for by mandatory provisions of law which are not yet due and delinquent, or are being contested in good faith by appropriate proceedings;

(5)         any Lien on any Restricted Property securing Indebtedness incurred or assumed solely for the purpose of financing all or any part of the cost of constructing or acquiring such Restricted Property, which Lien attaches to such Restricted Property concurrently with or within 120 days after the construction, acquisition or completion of a series of related acquisitions thereof;

(6)         Liens existing immediately prior to the execution and delivery of the indenture (and listed on a schedule to the indenture);

(7)         Liens to secure bonds posted in order to obtain stays of judgments, attachments or orders, the existence of which bonds would not otherwise constitute an event of default under the indenture;

(8)         Liens on Restricted Property existing prior to the acquisition of such Restricted Property or the acquisition of any Subsidiary that is the owner of such Restricted Property, or arising as a result of contractual commitments to grant a Lien relating to such Restricted Property or such Subsidiary existing prior to such acquisition;

(9)         Liens created by a Restricted Subsidiary in favor of Bunge Limited, BNAF or a Subsidiary;

(10)  Liens on any accounts receivable from or invoices to export customers (including, without limitation, Subsidiaries) and the proceeds thereof;

(11)  Liens on rights under contracts to sell, purchase or receive commodities to or from export customers (including, without limitation, Subsidiaries) and the proceeds thereof;

(12)  Liens on cash deposited as collateral in connection with financings where Liens are permitted under clauses (10) and (11) of this definition;

(13)  Liens extending, renewing or replacing, in whole or in part, Liens permitted pursuant to (i) clauses (1) through (5) and (7) through (12), so long as the principal amount of the Indebtedness secured by such Lien does not exceed its original principal amount, and (ii) clause (6), so long as the principal amount of the Indebtedness secured by such Lien does not exceed the principal amount thereof outstanding immediately prior to the execution and delivery of the indenture;

(14)  minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties that constitute Restricted Property, which are necessary for the conduct of the activities of Bunge Limited or any Restricted Subsidiary or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of Bunge Limited or any Restricted Subsidiary;

(15)  Liens on accounts receivable and other related assets arising in connection with transfers thereof to the extent that such transfers are treated as sales of financial assets under FASB Statement No. 140, as in effect from time to time; and

(16)  Liens on intercompany loans made to Bunge Limited or its Subsidiaries, or on any notes or other instruments representing an interest in such intercompany loans.

For purposes of this definition, (A) the phrases “accounts receivable from or invoices to export customers” and “contracts to sell, purchase or receive commodities to (from) export customers” refer to invoices or accounts receivable derived from the sale of, or contracts to sell, purchase or receive, wheat, soybeans or other commodities or products derived from the processing of wheat, soybeans or other commodities, by or to Bunge Limited or a Restricted Subsidiary that have been or are to be exported from the country of origin whether or not such sale is made by a Restricted Subsidiary or to any of its Subsidiaries; and (B) property of a party to a corporate reorganization which is not Bunge Limited or a Restricted Subsidiary will be deemed to be or have been “acquired” by Bunge Limited or such Restricted Subsidiary as part of such corporate reorganization even if Bunge Limited or such Restricted Subsidiary, as the case may be, is not the surviving or continuing entity.

“Property” means any property, whether presently owned or hereafter acquired, including any asset, revenue, or right to receive income or any other property, whether tangible or intangible, real or personal.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P, or both, cease to rate the notes or fails to make a rating of the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Bunge Limited which shall be substituted for Moody’s or S&P, or both of them, as the case may be.

“Reference Treasury Dealer” means J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, and two other primary U.S. government securities dealers in New York City selected by the Independent Investment Banker (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, BNAF will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date fixed for the redemption of notes, an average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue for the notes (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such date.

“Restricted Property” means any building, mine, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) and inventories now owned or hereafter acquired by Bunge Limited or any Subsidiary and used for oilseed or grain origination, processing, transportation or storage, mining or fertilizer refining or storage.

“Restricted Subsidiary” means (a) any Subsidiary which is a “significant subsidiary” under Regulation S-X under the Securities Act, or (b) any other Subsidiary that owns or leases any Restricted Property the aggregate fair market value of which, as determined by Bunge Limited’s board of directors, exceeds three percent of Bunge Limited’s Consolidated Net Tangible Assets. Notwithstanding the foregoing, Fertilizantes Fosfatados S.A. - Fosfertil shall not be deemed a Restricted Subsidiary of Bunge Limited for the purpose of the covenants described under “—Limitation on Liens” and “—Restriction on Sale-Leasebacks” above.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor to its rating agency business.

“Subsidiary” means any corporation, limited liability company or other business entity of which the requisite number of shares of stock or other equity ownership interests having ordinary voting power (without regard to the occurrence of any contingency) to elect a majority of the directors, managers or trustees thereof, or any partnership of which more than 50% of the partners’ equity interests (considering all partners’ equity interests as a single class) is, in each case, at the time owned or controlled, directly or indirectly, by Bunge Limited, one or more of the Subsidiaries, or a combination thereof.

“Treasury Yield” means, with respect to any date fixed for the redemption of notes, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding such date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such date.

Book Entry, Delivery and Form

We will issue the notes in the form of one or more permanent global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company (the “Depositary”) and issued to and registered in the name of the Depositary or its nominee. Except as set forth below, the global securities may be transferred, in whole and not in part, only to the Depositary or another nominee of the

Depositary. Investors may hold their beneficial interests in the global securities directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

The Depositary has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (which may include the underwriter), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (“indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by the Depositary, upon the deposit of the global securities with, or on behalf of, the Depositary, the Depositary will credit, on its book-entry registration and transfer system, the interest in the notes represented by such global securities to the accounts of participants. The accounts to be credited shall be designated by the underwriter of the notes. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) and such participants and indirect participants (with respect to the owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form.

Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

So long as the Depositary, or its nominee, is the registered holder and owner of the global securities, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the notes evidenced by the global certificates for all purposes of such notes. Except as set forth below as an owner of a beneficial interest in the global certificates, you will not be entitled to have the notes represented by the global securities registered in your name, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owner or holder of any notes under the global securities. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global securities desires to take any action that the Depositary, as the holder of the global securities, is entitled to take, the Depositary will authorize the participants to take such action, and that the participants will authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

All payments on notes represented by the global securities registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the global securities.

We expect that the Depositary or its nominee, upon receipt of any payment on the global securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global securities as shown on the records of the Depositary or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interest in the global securities held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities for any notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants or indirect participants.

Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants or indirect participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Note

If:

•       the Depositary notifies BNAF that it is at any time unwilling or unable to continue as a depositary or the Depositary ceases to be registered as a clearing agency under the U.S. Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days of such notice or cessation;

•       BNAF or Bunge Limited, at its option, notifies the trustee in writing that it elects to cause the issuance of notes in definitive form under the indenture subject to the procedures of the Depositary; or

•       upon the occurrence of some other events as provided in the indenture;

then, upon surrender by the Depositary of the global notes, certificated notes will be issued to each person that the Depositary identifies as the beneficial owner of the notes represented by the global notes. Upon the issuance of certificated notes, the trustee is required to register the certificated notes in the name of that person or persons, or their nominee, and cause the certificated notes to be delivered thereto.

None of BNAF, Bunge Limited or the trustee will be liable for any delay by the Depositary or any participant or indirect participant in the Depositary in identifying the beneficial owners of the related notes and each of those persons may conclusively rely on, and will be protected in relying on, instructions from the Depositary for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

TAXATION

Bermuda Tax Considerations

At the present time there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by Bunge Limited in connection with the issuance of the notes by Bunge N.A. Finance L.P. or any payment to be made by Bunge Limited pursuant to the guarantee included in the indenture under which the notes will be issued. Bunge Limited has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to Bunge Limited or to any of Bunge Limited’s operations or to its shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by Bunge Limited in respect of real property owned or leased by Bunge Limited in Bermuda.

Material U.S. Federal Income Tax Considerations

The following discussion is a summary of the material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the notes by beneficial owners (“Holders”) that will purchase the notes at the initial issue price in this offering, which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money and that will hold the notes as capital assets (generally for investment purposes). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis) and different interpretations. This summary is intended for general information purposes only, and does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to the particular circumstances of Holders, or to Holders that may be subject to special U.S. federal income tax rules (such as dealers in securities or foreign currencies, insurance companies, real estate investment trusts, regulated investment companies, financial institutions, partnerships and other pass-through entities, U.S. expatriates, tax-exempt organizations, United States Holders (as defined below) whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, and persons who hold the notes as part of a hedge, straddle, conversion or constructive sale transaction or other risk reduction transaction). Furthermore, this summary does not address any state, local or foreign tax implications, or any aspect of U.S. federal tax law other than income taxation.

BNAF and each holder, by accepting the notes, agree to treat the notes as indebtedness for federal, state, local and foreign income and franchise tax purposes.

PROSPECTIVE HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES BASED UPON THEIR PARTICULAR SITUATIONS INCLUDING ANY CONSEQUENCES ARISING UNDER APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS.

For purposes of this discussion, a “United States Holder” means a Holder of a note that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a U.S. person under the Code. Correspondingly, a “Foreign Holder” is a Holder of a note that is neither a United States Holder nor a partnership. The U.S. federal income tax consequences of a partner in a partnership holding notes generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding notes should consult their own tax advisors.

United States Holders

Payments of Stated Interest

We expect that the notes will not be issued with original issue discount (other than, possibly, de minimis original issue discount) for U.S. federal income tax purposes. Accordingly, stated interest payable on a note generally will be taxable to a United States Holder as ordinary interest income at the time the interest is accrued or received in accordance with the United States Holder’s regular method of tax accounting.

Sales and Other Taxable Dispositions

In general, upon the sale or other taxable disposition of a note (including a deemed exchange pursuant to a merger of BNAF), a United States Holder will recognize capital gain or loss equal to the difference between the amount realized on such sale or other taxable disposition (not including any amount attributable to accrued but unpaid interest, which will be treated as a payment of interest for U.S. federal income tax purposes and therefore will be taxable as ordinary income to the extent not previously included in gross income) and such Holder’s adjusted tax basis in the note. Such gain or loss generally will constitute long-term capital gain or loss if the note was held by such United States Holder for more than one year at the time of disposition. A United States Holder’s adjusted tax basis in a note generally will equal the cost of the note to such Holder, reduced by any principal payments received by such Holder. Certain non-corporate United States Holders (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations under the Code.

Foreign Holders

Payments of Stated Interest

Payments of stated interest on a note by us or our paying agent to a Foreign Holder will not be subject to U.S. federal income tax or withholding tax, provided that:

•       the interest income in respect of the note is not effectively connected with the conduct by the Foreign Holder of a trade or business within the United States (or, if a tax treaty applies, is not attributable to a U.S. permanent establishment maintained by the Foreign Holder);

•       the Foreign Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our partnership interests entitled to vote;

•       the Foreign Holder is not a controlled foreign corporation (as defined in the Code) related, directly or indirectly, to us through ownership of our partnership interests;

•       the Foreign Holder is not a bank whose receipt of interest on the note is described in Code Section 881(c)(3)(A); and

•       the certification requirements under Code Section 871(h) or 881(c) and the Treasury regulations thereunder and described generally below are met.

For purposes of Code Sections 871(h) and 881(c) and the underlying Treasury regulations, in order to obtain the exemption from U.S. federal income and withholding tax described above, either (1) the Foreign Holder must provide its name and address, and certify, under penalties of perjury, to us or our paying agent, as the case may be, that such Holder is not a United States person or (2) the Foreign Holder must hold its notes through certain intermediaries and both the Foreign Holder and the relevant intermediary must satisfy the certification requirements of applicable Treasury regulations. A certificate described in this paragraph is generally effective only with respect to payments of interest made to the certifying Foreign Holder after issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years. Under Treasury regulations, the foregoing certification generally may be provided by a Foreign Holder on IRS Form W-8BEN (or other applicable W-8 form).

Payments of stated interest on a note that do not satisfy all of the foregoing requirements generally will be subject to 30% U.S. federal withholding tax unless the Foreign Holder provides us or our paying agent with a properly executed IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty. However, if the interest income in respect of a note is effectively connected with the conduct by the Foreign Holder of a U.S. trade or business (and, if a tax treaty applies, attributable to a U.S. permanent establishment maintained by the Foreign Holder), then such interest income generally will be exempt from the withholding tax described above, and instead will be subject to U.S. federal income tax on a net income basis at the regular graduated tax rates applicable to United States Holders. A Foreign Holder must provide a duly executed IRS Form W-8ECI to us or our paying agent in order to avoid U.S. federal withholding tax in respect of effectively connected interest income. In certain circumstances, a Foreign Holder that is a corporation also may be subject to an additional “branch profits tax” in respect of effectively connected interest income (currently at a 30% rate or, if applicable, a lower treaty rate).

Sales and Other Taxable Dispositions

In general, a Foreign Holder of a note will not be subject to U.S. federal income tax on any gain recognized on the sale or other taxable disposition of a note, unless:

•       such Foreign Holder is a nonresident alien individual who is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met; or

•       the gain is effectively connected with the conduct of a U.S. trade or business of the Foreign Holder (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the Foreign Holder).

Backup Withholding and Information Reporting

Under current U.S. federal income tax law, a backup withholding tax at specified rates (currently 28%) and information reporting requirements apply to certain payments of principal and interest made to, and to the proceeds of sale before maturity by, certain Holders of notes. In the case of a noncorporate United States Holder, information reporting requirements will apply to payments of principal or interest by us or our paying agent on a note. Backup withholding tax will apply to a United States Holder if:

•       the United States Holder fails to furnish such Holder’s Taxpayer Identification Number (“TIN”) (which, for an individual, is his or her Social Security Number) to the payor in the manner required;

•       the United States Holder furnishes an incorrect TIN and the payor is so notified by the IRS;

•       the payor is notified by the IRS that the United States Holder has failed to properly report payments of interest or dividends; or

•       under certain circumstances, the United States Holder fails to certify, under penalties of perjury, that such Holder is a U.S. person, has furnished a correct TIN and has not been notified by the IRS that such Holder is subject to backup withholding for failure to report interest or dividend payments.

Backup withholding and information reporting does not apply with respect to payments made to certain exempt recipients, including corporations (within the meaning of Code Section 7701(a)), tax-exempt organizations or qualified pension and profit-sharing trusts. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting, and the procedure for obtaining such an exemption, if available.

We must report annually to the IRS and to each Foreign Holder, the amount of interest paid on a note and the amount of tax withheld with respect to those payments. Copies of the information returns reporting those interest payments and withholding also may be made available to the tax authorities in the country in which a Foreign Holder resides under the provisions of an applicable income tax treaty. Backup withholding will not apply to payments of principal or interest made by us or our paying agent on a note if the certification requirements described under “—Foreign Holders—Payments of Stated Interest” above are satisfied and the payor does not have actual knowledge or reason to know that the Holder is actually a United States Holder or the Holder has otherwise established an exemption. Backup withholding and information reporting may apply to the proceeds of the sale of a note within the United States or conducted through certain U.S. related financial intermediaries unless the requirements in the immediately preceding sentence are satisfied. Foreign Holders of notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

Backup withholding is not an additional tax. Any amounts withheld from a payment under the backup withholding rules will be allowed as a credit against a Holder’s U.S. federal income tax liability and may entitle such Holder to a refund, provided that certain required information is timely furnished to the IRS.

The discussion under this heading “Taxation—Material U.S. Federal Income Tax Considerations” is for general information only and may not address all tax considerations that may be significant to Holders. The discussion was written on the understanding that it may be used in promoting, marketing, and recommending the transactions discussed herein. The discussion was not written and is not intended to be used by any person, and cannot be used by any person, for purposes of avoiding penalties under the Internal Revenue Code of 1986, as amended. Each prospective investor should consult an independent tax advisor as to the tax consequences of the purchase, ownership and disposition of the Notes based on the investor’s particular circumstances. The discussion herein does not address the tax treatment of any person whose principal purpose for engaging in the transactions discussed herein is the avoidance or evasion of taxes.

Material Canadian Federal Income Tax Considerations

The following is a fair summary, as at the date hereof, of the principal Canadian federal income tax considerations generally applicable to a purchaser of notes who purchases the notes pursuant to this offering at the initial offering price and who, for purposes of the Income Tax Act (Canada) (the “Tax Act”), at all relevant times, is not resident or deemed to be resident in Canada, does not use or hold the notes in connection with a business that the holder carries on in Canada or is deemed to carry on in Canada and who deals at arm’s length (as defined in the Tax Act) with both Bunge N.A. Finance L.P. and Bunge Limited (a “Holder”). This commentary does not apply to a non-resident that is an insurer carrying on business in Canada.

This summary is based upon the provisions of the Tax Act, the regulations thereunder (the “Regulations”), the Income Tax Application Rules, and counsel’s understanding of the published administrative practices and assessing policies of the Canada Revenue Agency (the “Tax Practices”), all in effect as of the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that all Tax Proposals will be enacted in the form proposed. However, there can be no assurance that the Tax Proposals will be enacted as proposed, or at all.

Except for the Tax Proposals, this summary does not take into account or anticipate any changes in the law or in Tax Practices, whether by legislative, regulatory, administrative or judicial decision or action. This summary does not take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ significantly from those discussed herein.

The payment of principal, premium, if any, and interest on the notes should not be subject to Canadian withholding tax.

Payments made by any guarantor which are attributable to the principal of, premium, if any, and interest on the notes should be exempt from Canadian withholding tax to the same extent that payments by Bunge N.A. Finance L.P. of principal, premium, if any, and interest on the notes are exempt.

The foregoing summary is included herein for general information only and may not be applicable depending upon a holder’s particular situation. Each holder should consult its own tax advisor as to the specific Canadian tax consequences to such holder of purchasing, owning and disposing of notes in light of their particular circumstances, as well as any tax consequences arising under the laws of any other taxing jurisdiction.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated and they have severally agreed to purchase, the following respective principal amounts of the notes:

Underwriters	Principal Amount
J.P. Morgan Securities Inc.	$125,000,000
Morgan Stanley & Co. Incorporated	125,000,000
Total	$250,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or, in certain circumstances, the offering of the notes may be terminated.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.400% of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.250% of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

We estimate that our out of pocket expenses for this offering excluding the underwriting discounts and commissions will be approximately $1,000,000. The notes are a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be. We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•       Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•       Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a short position.

•       Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•       Penalty bids permit the underwriters to reclaim a selling concession from a broker-dealer when the notes originally sold by such broker-dealer are purchased in a stabilizing or covering transaction to cover short positions.

These activities may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In particular, affiliates of each of the underwriters are lenders under Bunge’s revolving credit facilities. We intend to use more than 10% of the net proceeds from this offering to reduce indebtedness owed by us to these lenders. Accordingly, the offering is being made in compliance with the requirements of Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

LEGAL MATTERS

The validity of the notes and the validity of the guarantee offered by this prospectus supplement and the accompanying prospectus and certain other matters will be passed upon for us by Winston & Strawn LLP, Chicago, Illinois. Certain legal matters relating to Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. Certain legal matters relating to Canadian law will be passed upon for us by Aird & Berlis LLP, Toronto, Canada. Certain other legal matters will be passed upon for us by Shearman & Sterling LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

The financial statements, the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement and accompanying prospectus by reference from Bunge Limited’s Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph relating to the adoptions of Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 31, 2006 and Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment, on January 1, 2006, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, we file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and information statements and other information with the SEC. We have filed a registration statement on Form S-3 with the SEC regarding this offering. The registration statement of which this prospectus supplement and the accompanying prospectus is a part contains additional important information about us. We are permitted to omit from this prospectus supplement and the accompanying prospectus certain information that is included in the registration statement of which this prospectus supplement and the accompanying prospectus forms a part. You should refer to the registration statement and its exhibits to read that information.

You may read any document we file with the SEC, including the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, you may access our SEC filings through the SEC’s website at www.sec.gov, and our website, www.bunge.com. Information contained in or connected to our website is not part of this prospectus supplement or the accompanying prospectus. Copies of reports and other information may also be inspected in the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we reference this way is considered part of this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by information that is included directly in this prospectus supplement and the accompanying prospectus.

We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus supplement and the date of the closing of the offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus supplement or the accompanying prospectus), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus supplement.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

•       Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 1, 2007, which we refer to as our 2006 Annual Report.

•       Our Current Reports on Form 8-K filed on February 8, 2007 and March 2, 2007 (but, in each case, only with respect to Item 5.02).

•       Our definitive Proxy Statement filed on April 14, 2006 (but only with respect to the information under the following captions: “Election of Directors,” “Section 16(a) Beneficial Ownership Reporting Compliance,” “Corporate Governance—Board Meetings and Committees—Audit Committee,” “Report of Audit Committee,” “Corporate Governance—Corporate Governance Guidelines and Code of Ethics,” “Executive Compensation,” “Compensation Committee Report,” “Share Ownership of Directors, Executive Officers and Principal Shareholders,” “Certain Relationships and Related Party Transactions” and “Appointment of Independent Auditor.”)

We will provide, without charge, to any person who receives a copy of this prospectus supplement and the accompanying prospectus, upon such recipient’s written or oral request, a copy of any document this prospectus supplement incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

Bunge Limited

50 Main Street

White Plains, New York 10606

Attention: Investor Relations

(914) 684-2800

Except as provided above, no other information, including, but not limited to, information on our website is incorporated by reference in this prospectus supplement or the accompanying prospectus.

Any statement contained in this prospectus supplement or the accompanying prospectus or in a document incorporated by reference into this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded to the extent that such statement is made in any subsequently filed document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

Preference Shares of

BUNGE LIMITED

Debt Securities of

BUNGE N.A. FINANCE L.P.

fully, unconditionally and irrevocably guaranteed by Bunge Limited

Bunge Limited may offer from time to time preference shares.

Bunge N.A. Finance L.P. may offer from time to time debt securities, which will be fully, unconditionally and irrevocably guaranteed by Bunge Limited.

This prospectus provides you with a general description of the preference shares of Bunge Limited and its common shares that may be issued upon the exercise, conversion or exchange of, or as dividends or bonus issues on, as the case may be, the preference shares offered hereby and the debt securities of Bunge N.A. Finance L.P. The specific terms of the offered securities will be described in a prospectus supplement, which may add to or update the information in this prospectus.

You should read this prospectus and the applicable prospectus supplement carefully before you invest. We will not use this prospectus to confirm sales of any securities unless it is attached to a prospectus supplement.

The offered securities may be offered in amounts, at prices and on terms determined by market conditions at the time of the offering. The issuer may sell the offered securities through agents it selects or through underwriters and dealers it selects. If the issuer uses agents, underwriters or dealers to sell the offered securities, it will name them and describe their compensation in a prospectus supplement.

For a discussion of certain factors that you should consider before investing in the offered securities, see “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 19, 2007.

We have not authorized any other person to provide you with any information or to make any representation that is different from, or in addition to, the information and representations contained in this prospectus and any prospectus supplement or in any of the documents that are incorporated by reference in this prospectus or in any prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and any prospectus supplement, as well as the information contained in any document incorporated by reference, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

Unless the context otherwise requires, the terms “Bunge,” “Bunge Limited,” “we,” “us” and “our” mean, unless otherwise indicated, Bunge Limited and its consolidated subsidiaries.

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of the common and preference shares of Bunge Limited to and between non-residents of Bermuda for exchange control purposes provided our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. This prospectus may be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

i

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include the risks, uncertainties, trends and other factors discussed under the headings “Risk Factors” in this prospectus; in our Annual Report on Form 10-K for the year ended December 31, 2006, under the headings “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 1. Business—Business Overview,” “Item 1A. Risk Factors” and elsewhere. Examples of forward-looking statements include all statements that are not historical in nature, including statements regarding:

•       our operations, competitive position, strategy and prospects;

•       industry conditions, including the prices of agricultural commodities, energy and freight, cyclicality of the agribusiness industry, unpredictability of the weather and the impact of crop and animal disease on our business;

•       estimated demand for the commodities and other products that we sell;

•       the effects of economic, political or social conditions and changes in foreign exchange policy or rates;

•       our ability to complete, integrate and benefit from acquisitions, joint ventures and strategic alliances;

•       governmental policies affecting our business, including agricultural and trade policies;

•       our funding needs and financing sources; and

•       the outcome of pending regulatory and legal proceedings.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements contained in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus or incorporated by reference therein not to occur. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about their companies without fear of litigation. We would like to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act in connection with the forward-looking statements included in this prospectus, in any prospectus supplement or any document incorporated by reference herein or therein.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Bunge Limited and Bunge N.A. Finance L.P. have filed with the Securities Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, Bunge Limited may, from time to time, sell the preference shares described in the prospectus, in one or more offerings and Bunge N.A. Finance L.P. may, from time to time, sell debt securities guaranteed by Bunge Limited as described in the prospectus, in one or more offerings. The preference shares of Bunge Limited and debt securities of Bunge N.A. Finance L.P. are collectively referred to as “offered securities” and each of Bunge Limited and Bunge N.A. Finance L.P. is referred to as a “Registrant,” and collectively as “Registrants,” in this prospectus. This prospectus provides you with a general description of the offered securities the Registrants may offer. Each time a Registrant sells offered securities, it will provide a prospectus supplement, or more than one prospectus supplement, that will contain specific information about the terms of the offered securities. Each prospectus supplement may also add to, update or change the information contained or incorporated by reference in this prospectus. To the extent that any statement a Registrant makes in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read both this prospectus and any applicable prospectus supplement together with the information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act, and accordingly we file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and information statements and other information with the SEC.

Bunge N.A. Finance L.P. is not required under the Exchange Act to file annual, quarterly and current reports, proxy statements and other information with the SEC. Accordingly, Bunge N.A. Finance L.P. does not, and will not, file separate financial statements with the SEC. Bunge N.A. Finance L.P.’s financial condition, results of operations and cash flows are consolidated into our financial statements.

You may read any document we file with the SEC, including the documents incorporated by reference into this prospectus, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, you may access our SEC filings through the SEC’s website at www.sec.gov, and our website, www.bunge.com. Information contained in or connected to our website is not part of this prospectus. Copies of reports and other information may also be inspected in the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we reference this way is considered part of this prospectus. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or any prospectus supplement relating to an offering of our securities.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the date of the closing of each offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

•       Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 1, 2007, which we refer to as our 2006 Annual Report; and

•       Our Current Reports on Form 8-K filed on February 8, 2007 and March 2, 2007 (but, in each case, only with respect to Item 5.02).

•       Our definitive Proxy Statement filed on April 14, 2006 (but only with respect to the information under the following captions: “Election of Directors,” “Section 16(a) Beneficial Ownership Reporting Compliance,” “Corporate Governance—Board Meetings and Committees—Audit Committee,” “Report of Audit Committee,” “Corporate Governance—Corporate Governance Guidelines and Code of Ethics,” “Executive Compensation,” “Compensation Committee Report,” “Share Ownership of Directors, Executive Officers and Principal Shareholders,” “Certain Relationships and Related Party Transactions” and “Appointment of Independent Auditor.”)

We will provide, without charge, to any person who receives a copy of this prospectus, upon such recipient’s written or oral request, a copy of any document this prospectus incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

Bunge Limited
50 Main Street
White Plains, New York 10606
Attention: Investor Relations
(914) 684-2800

Except as provided above, no other information, including, but not limited to, information on our website is incorporated by reference in this prospectus.

Any statement contained in this prospectus or in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded to the extent that such statement is made in any subsequently filed document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

BUNGE LIMITED

Our Business

We are a leading global agribusiness and food company operating in the farm-to-consumer food chain. In 2006, we had total net sales of $26,274 million. We believe we are:

•       the world’s leading oilseed processing company, based on processing capacity;

•       the largest producer and supplier of fertilizer to farmers in South America, based on volume; and

•       a leading seller of bottled vegetable oils worldwide, based on sales.

We conduct our operations in three divisions: agribusiness, fertilizer and food products. These divisions include four reporting segments: agribusiness, fertilizer, edible oil products and milling products.

Agribusiness.   Our agribusiness division is an integrated business involved in the purchase, storage, transport, processing and sale of grains and oilseeds. Our agribusiness operations and assets are primarily located in North and South America and Europe, and we also have operations in India and China and marketing and distribution offices throughout the world.

Fertilizer.   Our fertilizer division is involved in every stage of the fertilizer business, from mining of raw materials to the sale of fertilizer products. The activities of our fertilizer division are primarily located in Brazil.

Food Products.   Our food products division consists of two business segments: edible oil products and milling products. These segments include businesses that produce and sell food products such as edible oils, shortenings, margarine, mayonnaise and milled products such as wheat flours and corn products. The activities of our food products division are primarily located in North America, Europe, Brazil and India.

Bunge Limited is a limited liability company formed under the laws of Bermuda. Bunge Limited’s principal executive office and corporate headquarters is at 50 Main Street, White Plains, New York 10606, and its telephone number is (914) 684-2800. Bunge Limited’s registered office is located at 2 Church Street, Hamilton, HM 11, Bermuda.

BUNGE N.A. FINANCE L.P.

Bunge N.A. Finance L.P., a newly-formed Delaware limited partnership, is an indirect, 100%-owned subsidiary of Bunge Limited. Bunge N.A. Finance L.P. has no independent operations other than acting as a finance company for Bunge. Bunge N.A. Finance L.P. does not, and will not, file separate reports with the SEC.

Bunge N.A. Finance L.P. has its principal executive offices and corporate headquarters at 50 Main Street, White Plains, New York 10606, and its telephone number is (914) 684-2800.

RISK FACTORS

You should consider carefully the risks and uncertainties described below in addition to all the other information included or incorporated by reference into this prospectus before deciding to invest in any offered securities. Our business, financial condition or results of operations could be materially adversely affected by any of the risks and uncertainties described herein or therein. Additional risks not presently known to us or that we currently deem immaterial may also impair our financial condition and business operations. Additional risk factors related to the offered securities and other matters will be included in a prospectus supplement relating to a particular offering of offered securities.

Risks Relating to Our Business and Industries

The availability, demand for and price of agricultural commodities and agricultural commodity products can be affected by weather, disease and other factors beyond our control.

Weather conditions have historically caused volatility in the agricultural commodities industry and consequently in our operating results by causing crop failures or significantly reduced harvests, which can adversely affect the supply and pricing of the agricultural commodities that we sell and use in our business, reduce the demand for our fertilizer products and negatively affect the creditworthiness of our customers and suppliers. The availability and price of agricultural commodities are also subject to other unpredictable factors, such as plantings, government farm programs and policies and changes in global demand resulting from population growth and changes in standards of living. In addition, the supply and price of agricultural commodities can be affected by factors such as plant disease, including Asian soybean rust, which has in recent years affected soybean crops in Brazil and the United States. These factors may also cause volatility in the agricultural commodities industry and, consequently, in our operating results.

We are vulnerable to cyclicality in the oilseed processing industry and increases in raw material prices.

In the oilseed processing industry, the lead time required to build an oilseed processing plant can make it difficult to time capacity additions with market demand for oilseed products such as meal and oil. When additional processing capacity becomes operational, a temporary imbalance between the supply and demand for oilseed processing capacity might exist, which until it is corrected, negatively impacts oilseed processing margins. Oilseed processing margins will continue to fluctuate following industry cycles, which could negatively impact our profitability.

Our food products and fertilizer divisions may also be adversely affected by increases in the price of agricultural commodities and fertilizer raw materials that are caused by market fluctuations beyond our control. As a result of competitive conditions in our food products businesses, we may not be able to recoup increases in the cost of raw materials through increases in sales prices for our products, which would adversely affect our profitability. In addition, increases in fertilizer prices due to higher raw material costs could adversely affect demand for our products.

We are subject to economic and political instability and other risks of doing business globally and in emerging markets.

We are a global business with substantial assets located outside of the United States from which we derive a significant portion of our revenue. Our operations in South America and Europe are a fundamental part of our business. In addition, a key part of our strategy involves expanding our business in several emerging markets, including Eastern Europe and Asia. Volatile economic, political and market conditions in these and other emerging market countries may have a negative impact on our operating results and our ability to achieve our business strategies.

We are exposed to currency exchange rate fluctuations because a significant portion of our net sales and expenses are denominated in currencies other than the U.S. dollar. Changes in exchange rates between the U.S. dollar and other currencies, particularly the Brazilian real, the Argentine peso and the European euro, affect our expenses that are denominated in local currencies, affect farm economics in those markets and may have a negative impact on the value of our assets located outside of the United States.

We are also exposed to other risks of international operations, including:

•       increased governmental ownership, including through expropriation, and regulation of the economy in the markets where we operate;

•       inflation and adverse economic conditions resulting from governmental attempts to reduce inflation, such as imposition of higher interest rates and wage and price controls;

•       trade barriers on imports or exports, such as quotas or higher tariffs and taxes on imports of agricultural commodities and commodity products;

•       changes in the tax laws or potentially adverse tax regulations in the countries where we operate;

•       exchange controls or other currency restrictions; and

•       civil unrest or significant political instability.

The occurrence of any of these events in the markets where we operate or in other markets where we plan to expand or develop our business could jeopardize or limit our ability to transact business in those markets and could adversely affect our revenues and operating results.

Government policies and regulations affecting the agricultural sector and related industries could adversely affect our operations and profitability.

Agricultural production and trade flows are significantly affected by government policies and regulations. Governmental policies affecting the agricultural industry, such as taxes, tariffs, duties, subsidies and import and export restrictions on agricultural commodities and commodity products, can influence industry profitability, the planting of certain crops versus other uses of agricultural resources, the location and size of crop production, whether unprocessed or processed commodity products are traded and the volume and types of imports and exports. In addition, international trade disputes can adversely affect agricultural commodity trade flows by limiting or disrupting trade between countries or regions. Future government policies may adversely affect the supply, demand for and prices of our products, restrict our ability to do business in our existing and target markets and could cause our financial results to suffer.

The expansion of our business through acquisitions and strategic alliances poses risks that may reduce the benefits we anticipate from these transactions.

We have been an active acquirer of other companies, and we have strategic alliances and joint ventures with several partners. Part of our strategy involves acquisitions, alliances and joint ventures designed to expand and enhance our business. Our ability to benefit from acquisitions and alliances depends on many factors, including our ability to identify acquisition or alliance prospects, access capital markets at an acceptable cost of capital, negotiate favorable transaction terms and successfully integrate any businesses we acquire.

Integrating businesses we acquire into our operational framework may involve unanticipated delays, costs and other operational problems. If we encounter unexpected problems with one of our acquisitions or alliances, our senior management may be required to divert attention away from other aspects of our businesses to address these problems.

Acquisitions also pose the risk that we may be exposed to successor liability relating to actions by an acquired company and its management before the acquisition. The due diligence we conduct in connection with an acquisition, and any contractual guarantees or indemnities that we receive from the sellers of acquired companies, may not be sufficient to protect us from, or compensate us for, actual liabilities. A material liability associated with an acquisition could adversely affect our reputation and results of operations and reduce the benefits of the acquisition.

We are subject to food and feed industry risks.

We are subject to food and feed industry risks which include, but are not limited to, product spoilage or contamination, government regulation of the food and feed industry, including processing and labeling regulations, shifting customer and consumer preferences and concerns, including concerns regarding trans-fatty acids and, as further discussed below, genetically modified organisms as well as other environmental concerns, and potential product liability claims. These matters could adversely affect our revenues and operating results.

The use of genetically modified organisms (GMOs) in food and animal feed has been met with varying acceptance in the different markets in which we operate. In some of the markets where we sell our products, most significantly the European Union and Brazil, government regulations limit sales or require labeling of GMO products. We may inadvertently deliver products that contain GMOs to customers that request GMO-free products. As a result, we could lose customers, incur liability and damage our reputation. In addition, in certain countries we may be subject to claims or other actions relating to the alleged infringement of intellectual property rights associated with our handling of genetically modified agricultural commodities, which could result in increased costs for our business.

In addition, certain of our products are used as, or as ingredients in, livestock and poultry feed, and as such, we are subject to demand risks associated with the outbreak of disease in livestock and poultry, including, but not limited to, avian influenza. The outbreak of disease could adversely affect demand for our products used in livestock and poultry feed. A decrease in demand for these products could adversely affect our revenues and operating results.

We face intense competition in each of our divisions, particularly in our agribusiness and food products divisions.

We face significant competition in each of our divisions, particularly in our agribusiness and food products divisions. We have numerous competitors, some of which may be larger and have greater financial resources than we have. In addition, we face significant competitive challenges outlined below.

Agribusiness.   The markets for our products are highly price competitive and are sensitive to product substitution. We compete against large multinational, regional and national suppliers, processors and distributors and farm cooperatives. Competition is based on price, product and service offerings and geographic location.

Food Products.   Several of the markets in which our food products division operates, particularly those in which we sell retail consumer products, are mature and highly competitive. In addition, consolidation in the supermarket industry has resulted in our retail customers demanding lower prices and reducing the number of suppliers with which they do business. To compete effectively in our food products division, we must establish and maintain favorable brand recognition, efficiently manage distribution, gain sufficient market share, develop products sought by consumers and other customers, implement appropriate pricing, provide marketing support and obtain access to retail outlets and sufficient shelf space for our retail products. In addition, sales of our soybean oil products could be subject to increased competition as a result of adverse publicity and labeling requirements in the U.S. associated with trans-fatty acids. If our competitors are able to offer or develop low trans-fatty acid products more economically or quickly than we can, our competitive position could suffer and our edible oil products segment revenues and profits could be negatively affected.

Competition could cause us to lose market share, exit certain lines of business, increase expenditures or reduce pricing, each of which could have an adverse effect on our revenues and profitability.

We are subject to environmental regulation in numerous jurisdictions and may be exposed to liability as a result of our handling of hazardous materials and commodities storage operations.

Our operations are regulated by environmental laws and regulations in the countries where we operate, including those governing the labeling, use, storage, discharge and disposal of hazardous materials. These laws and regulations require us to implement procedures for the handling of hazardous materials and for operating in potentially hazardous conditions, and they impose liability on us for the cleanup of any environmental contamination. In addition to liabilities arising out of our current and future operations for which we have ongoing processes to manage compliance with environmental obligations, we may be subject to liabilities for past operations at current facilities and in some cases to liabilities for past operations by us at facilities that we no longer own or operate. We may also be subject to liabilities for operations of acquired companies. In addition, the storage and processing of our products may create hazardous conditions. For example, we use hexane in our oilseed processing operations, and hexane can cause explosions that could harm our employees or damage our facilities. Our agricultural commodities storage operations also create dust that has caused explosions in our grain elevators. We may incur material costs or liabilities to comply with environmental requirements. In addition, changes in environmental requirements or an unanticipated significant adverse environmental event could have a material adverse effect on our business, financial condition and results of operations. See “Item 1. Business—Government Regulation” and “Item 1. Business—Environmental Matters’’ of our 2006 Annual Report.

We advance significant capital and provide other financing arrangements to farmers in Brazil and, as a result, our business and financial results may be adversely affected if these farmers are unable to repay the capital we have advanced to them.

In Brazil, where there are fewer third-party financing sources available to farmers, we provide financing services to farmers from whom we purchase soybeans and other agricultural commodities through prepaid commodity purchase contracts and advances to farmers, which are typically secured by the farmer’s crop and a mortgage on the farmer’s land and other assets. At December 31, 2006 and 2005, we had approximately $866 million and $924 million in outstanding prepaid commodity purchase contracts and advances to farmers, respectively. We are exposed to the risk that the underlying crop will be unable to satisfy a farmer’s obligation under the financing arrangements as a result of weather and crop growing conditions, fluctuations in commodity prices and other factors that influence the price, supply and demand for agricultural commodities. In addition, any collateral held by us as part of these financing transactions may not be sufficient to fully protect us from loss. In addition, we sell fertilizer on credit to farmers in Brazil. At December 31, 2006 and 2005, our total fertilizer segment accounts receivable were $746 million and $676 million, respectively. During 2006, approximately 63% of our fertilizer sales were made on credit. Furthermore, in connection with our fertilizer sales, we issue guarantees to a financial institution in Brazil related to amounts owed the institution by certain of our farmer customers. For additional information on our guarantees see Note 19 to our consolidated financial statements included as part of our 2006 Annual Report. In the event that the customers default on their payments to us or the financial institution under these financing arrangements, we would be required to recognize the associated bad debt expense or perform under the guarantees, as the case may be. Although our prior loss experience has been minimal, significant defaults by farmers under these financial arrangements could adversely affect our financial condition and results of operations.

We are a capital intensive business and depend on cash provided by our operations as well as access to external financing to operate and expand our business.

We require significant amounts of capital to operate our business and fund capital expenditures. Our future funding requirements will depend, in large part, on our working capital requirements and the nature of our capital expenditures. We are required to make substantial capital expenditures to maintain, upgrade and expand our extensive network of storage facilities, processing plants, refineries, mills, mines, ports, transportation assets and other facilities to keep pace with competitive developments, technological advances and changing safety standards in our industry. In addition, the expansion of our business and pursuit of acquisitions or other business opportunities may require us to have access to significant amounts of capital. We intend to fund a portion of our future capital expenditures, working capital and other funding requirements from our cash flows provided by operating activities and from external sources of financing. If we are unable to generate sufficient cash flows or raise sufficient external financing on attractive terms to fund these activities, we may not be able to achieve our desired operating efficiencies and expansion plans, which may adversely impact our competitiveness and, therefore, our results of operations. In addition, significant unbudgeted increases in our capital expenditures could adversely affect us.

As of December 31, 2006, we had $3,484 million in total indebtedness. Our indebtedness could limit our ability to obtain additional financing, limit our flexibility in planning for, or reacting to, changes in the markets in which we compete, place us at a competitive disadvantage compared to our competitors that are less leveraged than we are and require us to dedicate more cash on a relative basis to servicing our debt and less to developing our business. This may limit our ability to run our business and use our resources in the manner in which we would like.

In June 2006, Standard & Poor’s Ratings Services (S&P) and Fitch Ratings revised their outlook on the credit rating of our unsecured guaranteed senior notes to “BBB with a negative outlook” from “BBB with a stable outlook”. Subsequently, on November 14, 2006, S&P lowered the credit rating on our unsecured guaranteed senior notes to “BBB- with a stable outlook” from “BBB with a negative outlook”. Also, on July 31, 2006, Moody’s Investors Service (Moody’s) placed the Baa2 rating on our unsecured guaranteed senior notes under review for possible downgrade. Subsequently, on December 4, 2006, Moody’s revised their outlook on the credit rating of our guaranteed senior unsecured notes to “Baa2 with a negative outlook” from “Baa2”. We do not have any ratings downgrade triggers that would accelerate the maturity of our debt. However, credit rating downgrades would increase our borrowing costs under our credit facilities and, depending on their severity, affect our ability to renew existing or to obtain new credit facilities or access the capital markets in the future on favorable terms. We may also be required to post collateral or provide third-party credit support under certain agreements as a result of such downgrades. An interruption of our access to credit or a significant increase in our borrowing costs could impair our ability to compete effectively in our business relative to competitors with lower amounts of indebtedness and/or higher credit ratings.

Our risk management strategy may not be effective.

Our business is affected by fluctuations in agricultural commodities prices, freight rates, energy prices, interest rates and foreign currency exchange rates. We engage in hedging transactions to manage these risks. However, our hedging strategy may not be successful in minimizing our exposure to these fluctuations. In addition, our control procedures and risk management policies may not successfully prevent our traders from entering into unauthorized transactions that have the potential to impair our financial position. See “Item 7A. Quantitative and Qualitative Disclosures About Market Risk’’ in our 2006 Annual Report.

Risks Relating to Our Common Shares

We are a Bermuda company, and it may be difficult for you to enforce judgments against us and our directors and executive officers.

We are a Bermuda exempted company. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies or corporations incorporated in other jurisdictions. Most of our directors and some of our officers are not residents of the United States, and a substantial portion of our assets and the assets of those directors and officers are located outside the United States. As a result, it may be difficult for you to effect service of process on those persons in the United States or to enforce in the U.S. judgments obtained in U.S. courts against us or those persons based on civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

Our bye-laws restrict shareholders from bringing legal action against our officers and directors.

Our bye-laws contain a broad waiver by our shareholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver limits the right of shareholders to assert claims against our officers and directors unless the act or failure to act involves fraud or dishonesty.

We have anti-takeover provisions in our bye-laws and have adopted a shareholder rights plan that may discourage a change of control.

Our bye-laws contain provisions that could make it more difficult for a third-party to acquire us without the consent of our board of directors. These provisions provide for:

•       a classified board of directors with staggered three-year terms;

•       directors to be removed without cause only upon the affirmative vote of at least 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution;

•       restrictions on the time period in which directors may be nominated;

•       our board of directors to determine the powers, preferences and rights of our preference shares and to issue the preference shares without shareholder approval; and

•       an affirmative vote of at least 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution for some business combination transactions, which have not been approved by our board of directors.

In addition, we have a shareholder rights plan which will entitle shareholders to purchase our Series A Preference Shares if a third-party acquires beneficial ownership of 20% or more of our common shares. In some circumstances, shareholders are also entitled to purchase the common stock of a company issuing shares in exchange for our common shares in a merger, amalgamation or tender offer or a company acquiring most of our assets. Although our shareholder rights plan is scheduled to terminate in August 2007, our board of directors could, under certain circumstances following such termination, adopt a new shareholder rights plan in the future.

These provisions could make it more difficult for a third-party to acquire us, even if the third-party’s offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares.

We may become a passive foreign investment company, which could result in adverse U.S. tax consequences to U.S. investors.

Adverse U.S. federal income tax rules apply to U.S. investors owning shares of a “passive foreign investment company,” or PFIC, directly or indirectly. We will be classified as a PFIC for U.S. federal income tax purposes if 50% or more of our assets, including goodwill (based on an annual quarterly average), are passive assets, or 75% or more of our annual gross income is derived from passive assets. The calculation of goodwill will be based, in part, on the then market value of our common shares, which is subject to change. Based on certain estimates of our gross income and gross assets available as of December 31, 2006 and relying on certain exceptions in the applicable U.S. Treasury regulations, we do not believe that we are currently a PFIC. Characterization as a PFIC could result in adverse U.S. tax consequences to U.S. investors in our common shares. In particular, absent an election described below, a U.S. investor would be subject to U.S. federal income tax at ordinary income tax rates, plus a possible interest charge, in respect of gain derived from a disposition of our shares, as well as certain distributions by us. In addition, a step-up in the tax basis of our shares would not be available upon the death of an individual shareholder, and the preferential U.S. federal income tax rates generally applicable to qualified dividend income of certain U.S. investors would not apply. Since PFIC status is determined by us on an annual basis and will depend on the composition of our income and assets and the nature of our activities from time to time, we cannot assure you that we will not be considered a PFIC for the current or any future taxable year. If we are treated as a PFIC for any taxable year, U.S. investors may desire to make an election to treat us as a “qualified electing fund” with respect to shares owned (a “QEF election”), in which case U.S. investors will be required to take into account a pro rata share of our earnings and net capital gain for each year, regardless of whether we make any distributions. As an alternative to the QEF election, a U.S. investor may be able to make an election to “mark to market” our shares each taxable year and recognize ordinary income pursuant to such election based upon increases in the value of our shares.

USE OF PROCEEDS

Except as may be described otherwise in a prospectus supplement, the Registrants will use the net proceeds from the sale of preference shares under this prospectus for working capital and other general corporate purposes, which may include, among other things, funding acquisitions and/or reducing indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS

The ratio of earnings to fixed charges and preference share dividends for Bunge are set forth below for each year in the five-year period ended December 31, 2006.

For purposes of computing the following ratios, earnings are defined as pretax income before minority interests in consolidated subsidiaries plus fixed charges and amortization of capitalized interest less capitalized interest and preference share dividend requirements. Fixed charges consist of interest expense (capitalized and expensed), amortization of deferred debt issuance costs, portion of rental expense that is representative of the interest factor and preference share dividend requirements.

	Year Ended December 31,
	2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges and Preference Share Dividends	2.49x	2.66x	4.41x	3.71x	3.23x

PRICE RANGE OF COMMON SHARES

The following table sets forth, for the periods indicated, the high and low closing prices of our common shares, as reported on the New York Stock Exchange.

	High	Low
2007
First quarter (to March 8, 2007)	$85.26	$70.13
2006
Fourth quarter	$73.17	$57.85
Third quarter	$58.65	$49.84
Second quarter	$60.82	$48.09
First quarter	$59.80	$49.74
2005
Fourth quarter	$57.01	$48.30
Third quarter	$67.31	$51.95
Second quarter	$65.10	$48.99
First quarter	$57.75	$50.84
2004
Fourth quarter	$57.08	$38.80
Third quarter	$40.98	$36.96
Second quarter	$41.27	$34.07
First quarter	$40.22	$32.99

On March 8, 2007, the closing sale price of our common shares, as reported by the New York Stock Exchange, was $77.84. To our knowledge, based on information provided by Mellon Investor Services LLC, our transfer agent, 120,396,479 of our common shares were held by approximately 156 registered holders as of March 8, 2007.

DIVIDEND POLICY

We intend to pay cash dividends to holders of our common shares on a quarterly basis. In addition, holders of our cumulative convertible perpetual preference shares are entitled to annual dividends in the amount of $4.875 per year, payable quarterly in cash, common shares or a combination of cash and common shares when, as and if declared by the board of directors. However, any future determination to pay dividends will, subject to the provisions of Bermuda law, be at the discretion of our board of directors and will depend upon then existing conditions, including our financial condition, results of operations, contractual and other relevant legal or regulatory restrictions, capital requirements, business prospects and other factors our board of directors deems relevant.

Under Bermuda law, a company’s board of directors may declare and pay dividends from time to time unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preference dividend right of the holders of any preference shares. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in or out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

We paid quarterly dividends on our common shares of $0.15 per share in the first two quarters of 2006 and $0.16 per share in the last two quarters of 2006. We paid a regular quarterly cash dividend of $.16 per share on February 28, 2007 to shareholders of record on February 14, 2007. On February 27, 2007, we announced that we will pay a regular quarterly cash dividend of $0.16 per share on May 31, 2007 to common shareholders of record on May 17, 2007. In addition, we paid an initial quarterly dividend of $1.36771 per share on our cumulative convertible perpetual preference shares on March 1, 2007 to preference shareholders of record on February 15, 2007. We also announced that we will pay a quarterly cash dividend of $1.21875 per share on our cumulative convertible perpetual preference shares on June 1, 2007 to shareholders of record on May 15, 2007.

DESCRIPTION OF SHARE CAPITAL

The following briefly summarizes certain provisions of our memorandum of association, our bye-laws and applicable provisions of Bermuda law that would be important to holders of our common shares and preference shares. The following description may not be complete, may be supplemented in prospectus supplements and is subject to, and qualified in its entirety by reference to, the terms and provisions of our memorandum of association and bye-laws that are exhibits to the registration statement that contains this prospectus.

Share Capital

Our authorized share capital consists of 240,000,000 common shares, par value $.01 per share, 240,000 Series A Preference Shares, par value $0.01 per share, 6,900,000 4.875% cumulative convertible perpetual preference shares, par value $0.01 per share, and 2,860,000 undesignated preference shares, par value $0.01 per share. As of December 31, 2006, we had 119,955,645 common shares issued and outstanding and 6,900,000 4.875% cumulative convertible perpetual preference shares issued and outstanding. All of our issued and outstanding shares are fully paid. Our common shares are traded on the New York Stock Exchange under the symbol “BG.”

Pursuant to our bye-laws, and subject to the requirements of any stock exchange on which our shares are listed, our board of directors is authorized to issue any of our authorized but unissued shares. Subject to certain exceptions, including public offers for cash, any issuance of common shares or securities convertible into common shares in excess of 20% of the voting power or number of the common shares outstanding before such issuance requires shareholder approval. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Common Shares

Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

In the event of our liquidation, dissolution or winding-up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Preference Shares

Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could also have the effect of discouraging an attempt to obtain control of us.

Our board of directors has designated 240,000 preference shares as Series A Preference Shares, par value $0.01 per share, and 6,900,000 preference shares as 4.875% cumulative convertible perpetual preference shares, par value $0.01 per share. The terms of the Series A Preference Shares are summarized below under “—Shareholder Rights Plan.” The terms of our issued and outstanding 4.875% cumulative convertible perpetual preference shares are described in the related Certificate of Designation filed as an exhibit to this registration statement that contains this prospectus. See “Where You Can Find More Information.”

A Prospectus Supplement Will Describe the Specific Terms of a Series of Preference Shares.   If we decide to issue preference shares, our board of directors will determine the financial and other specific terms of the series under a certificate of designation, which we will describe in a prospectus supplement accompanying this prospectus. Those terms may vary from the general terms described below. If there are differences between the prospectus supplement for a series and this prospectus, the prospectus supplement will control.

Without limitation, the preference shares may be convertible into, or exchangeable for, common shares or shares of any other class or series of shares, if our board of directors so determines.

The prospectus supplement relating to a particular series of preference shares will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

•       the offering price at which we will issue the preference shares;

•       the title, designation of number of preference shares and par value of the preference shares;

•       if our board of directors decides to pay dividends on a series of preference shares, the dividend rate, form of payment or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether (and if so, on what terms and conditions) dividends will be cumulative, and, if cumulative, the dates from which dividends will begin to accumulate and whether unpaid dividends will compound or accrue interest;

•       any conversion or exchange rights, and if so, the terms and conditions on which those preference shares may be converted or exchanged;

•       whether the preference shares will be subject to redemption (either at our option or at the option of their holders) and the redemption price and other terms and conditions relative to the redemption rights;

•       any liquidation rights or amounts payable in preference of shares of any other class or series in the event of our voluntary or involuntary liquidation, dissolution or winding-up, and whether the preference shares will be entitled to participate generally in distributions on the common shares under those circumstances;

•       any sinking fund provisions with respect to the redemption or purchase of the preference shares;

•       any voting rights in addition to the voting rights provided by Bermuda law, and if so, the terms and extent of those voting rights;

•       a discussion of U.S. federal income tax considerations applicable to a specific series of preference shares; and

•       any other relative rights, powers, preferences, privileges, limitations and restrictions that are not inconsistent with our bye-laws, including whether the preference shares are subject to mandatory or optional remarketing or other mandatory or optional resale provisions, and, if applicable, the date or period during which a resale may occur, any conditions to the resale and any right of a holder to substitute securities for the preference shares subject to resale.

Dividends.   Holders of a series of preference shares will be entitled to receive dividends only when, as and if declared by our board of directors from funds available for payment of dividends under Bermuda law. The rates and dates of payment of dividends, if any, will be set forth in the applicable prospectus supplement relating to each series of preference shares. Dividends will be payable to holders of record of preference shares as they appear in our register of members on the record dates fixed by the board of directors. Dividends on any series of preference shares may be cumulative or noncumulative, as set forth in the applicable prospectus supplement. Under Bermuda law, we may not declare or pay a dividend if there are reasonable grounds for believing that we are, or would after the payment be, unable to pay our liabilities as they become due, or the realizable value of our assets would thereby be less than the aggregate of our liabilities and our issued share capital and share premium accounts. See “—General Provisions Applicable to Our Share Capital—Dividend Rights” for more information.

Voting Rights; Transfer Restrictions.   The holders of a series of preference shares will have voting rights as set out in the applicable certificate of designation and described in the applicable prospectus supplement, and any such voting rights will be subject to limitations on voting rights as set out in the applicable certificate of designation and described in that prospectus supplement. In addition, any transfer restrictions applicable to a series of preference shares will also be described in the prospectus supplement applicable thereto.

Liquidation Preferences.   In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of each series of our preference shares will have the right described in the applicable prospectus supplement to receive distributions upon liquidation in the amount specified, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on our common shares or on any securities ranking junior to the preference shares upon liquidation, dissolution or winding-up.

Redemption.   If so specified in the applicable prospectus supplement, a series of preference shares may be redeemable at any time, in whole or in part, at our option or the holder’s, and may be mandatorily redeemed. Any restriction on the repurchase or redemption by us of our preference shares while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on preference shares called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

Conversion or Exchange Rights.   The prospectus supplement relating to any series of preference shares that is convertible, exercisable or exchangeable will state the terms on which shares of that series are convertible into or exercisable or exchangeable for common shares, another series of our preference shares or any other securities registered pursuant to the registration statement of which this prospectus forms a part, or for securities of any third party.

See also “—General Provisions Applicable to Our Share Capital” for additional information.

General Provisions Applicable to Our Share Capital

Dividend Rights.   Under Bermuda law, a company’s board of directors may not declare or pay dividends if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. Issued share capital is the aggregate par value of our issued shares, and the share premium account is the aggregate amount paid for issued shares over and above their par value. Share premium accounts may be reduced in certain limited circumstances. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preference dividend right of the holders of any preference shares. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in or out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares or preference shares.

Variation of Rights.   If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (1) with the consent in writing of the holders of 75% of the issued shares of that class; or (2) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum shall be two or more persons holding or representing by proxy one-third of the issued shares of the class. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking senior to common shares will not be deemed to vary the rights attached to common shares.

Transfer of Shares.   Our board of directors may, in its absolute discretion and without assigning any reason, refuse to register the transfer of a share that is not fully paid. Our board of directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our board of directors shall reasonably require. Subject to these restrictions, a holder of common shares or preference shares may transfer the title to all or any of his common shares or his preference shares by completing a form of transfer in the form set out in our bye-laws (or as near thereto as circumstances admit) or in such other form as the board may accept. The instrument of transfer must be signed by the transferor and transferee, although, in the case of a fully paid share, our board of directors may accept the instrument signed only by the transferor. The board may also accept mechanically executed transfers. Share transfers may also be effected through our transfer agent and may be made electronically.

Meetings of Shareholders.   Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year. Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that either the chairman or our board of directors may convene an annual general meeting or a special general meeting. Under our bye-laws, at least twenty-one days’ notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting, by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting, by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% of the shares entitled to vote at such meeting. The quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy in excess of 50% of the paid-up voting share capital.

Any shareholder who wishes to propose business that may properly be moved by a shareholder at a general meeting (other than nomination of persons for election as directors) must give notice to us in writing in accordance with our bye-laws. The notice must be given not later than 120 days before the first anniversary of the date on which our proxy statement was distributed to shareholders in connection with our prior year’s annual general meeting. If we did not hold an annual general meeting in the prior year or if the date of the annual general meeting has been changed by more than 30 days from the date contemplated in the prior year’s proxy statement, the notice must be given before the later of 150 days prior to the contemplated date of the annual general meeting and the date which is ten days after the date of the first public announcement or other notification of the actual date of the annual general meeting. In the case of business to be proposed at a special general meeting, such notice must be given before the later of 120 days before the date of the special general meeting and the date which is ten days after the date of the first public announcement or other notification of the date of the special general meeting. The notice must include the matters set out in our bye-laws.

Access to Books and Records and Dissemination of Information.   Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association, including its objects and powers, and certain alterations to its memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders and by members of the general public without charge. The register of shareholders is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of shareholders for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act 1981, establish a branch register outside Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection by members of the public without charge for not less than two hours in any business day. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election and Removal of Directors.   Our bye-laws provide that our board may consist of between seven and 15 directors, the actual number to be determined by the board from time to time. Our board of directors currently consists of twelve directors. No more than two of our directors may be employed by us or by any other entity in our group. Our board is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. There is also no requirement in our bye-laws or Bermuda law that our directors must retire at a certain age. However, our Corporate Governance Guidelines provide that no director having attained the age of 70 shall be nominated for re-election or re-appointment to our board.

Only persons who are nominated in accordance with our bye-laws are eligible for election as directors. Any shareholder who wishes to nominate a person for election as a director must give notice to us in writing in accordance with our bye-laws. The notice must be given not later than 120 days before the first anniversary of the date on which our proxy statement was distributed to shareholders in connection with our prior year’s annual general meeting. If we did not hold an annual general meeting in the prior year or if the date of the annual general meeting has been changed by more than 30 days from the date contemplated in the prior year’s proxy statement, the notice must be given before the later of 150 days prior to the contemplated date of the annual general meeting and the date which is ten days after the date of the first public announcement or other notification of the actual date of the annual general meeting. In the case of any notice of a nomination of a person by a shareholder for election as a director at a special general meeting, such notice must be given before the later of 120 days before the date of the special general meeting and the date which is ten days after the date of the first public announcement or other notification of the date of the special general meeting. The notice must include the information set out in our bye-laws and, in addition, we may require any nominee to furnish such other information as we may reasonably require to determine the eligibility of such nominee to serve as a director.

A director may be removed for cause by a majority of shareholder votes cast at a meeting at which a quorum is present, provided notice is given to the director of the shareholders’ meeting convened to remove the director. A director may be removed without cause upon the affirmative vote of at least 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution, provided notice is given to the director of the shareholders’ meeting convened to remove the director. The notice must contain a statement of the intention to remove the director and, if the removal is for cause, a summary of the facts justifying the removal and must be served on the director not less than fourteen days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Our board of directors can fill any vacancy occurring as a result of the removal, resignation, insolvency, death or incapacity of a director. Our board of directors also can appoint persons to fill any newly created directorships, provided that such appointment requires the affirmative vote of not less than 66% of the directors then in office.

Proceedings of Board of Directors.   Our bye-laws provide that our business is to be managed and conducted by our board of directors. Bermuda law requires that our directors be individuals. There is no requirement in our bye-laws or Bermuda law that directors hold any of our shares.

The remuneration of our directors is determined by our board of directors. Our directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors.

Provided a director discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested, unless he or she is disqualified from voting by the chairman of the relevant board meeting. Under Bermuda law, a director (including the spouse or children of the director or any company of which such director, spouse or children own or control more than 20% of the capital or loan debt) cannot borrow from us (except loans made to directors who are bona fide employees or former employees pursuant to an employees’ share scheme), unless shareholders holding 90% of the total voting rights have consented to the loan.

Waiver of Claims by Shareholders; Indemnification of Directors and Officers.   Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. We have been advised by the SEC that, in the opinion of the SEC, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts. Our bye-laws also indemnify our directors and officers in respect of their actions and omissions, except in respect of their fraud or dishonesty.

Merger, Amalgamations and Business Combinations.   The merger or amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the merger or amalgamation agreement to be approved by the company’s board of directors and by its shareholders. Such shareholder approval, unless the bye-laws otherwise provide, requires 75% of the shareholders voting at such meeting in respect of which the quorum shall be two persons at least holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that a merger or amalgamation (other than with certain affiliated companies) that has been approved by our board must only be approved by a majority of the votes cast at a general meeting of our shareholders at which the quorum shall be two or more persons representing more than one-half of the paid-up share capital carrying the right to vote. Any merger, amalgamation or other business combination (as defined in our bye-laws) not approved by our board must be approved by the holders of not less than 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution.

Amendment of Memorandum of Association and Bye-Laws.   Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our board of directors and by a resolution of the shareholders. In the case of the bye-laws relating to election of directors, approval of business combinations and amendment of bye-law provisions, the required resolutions must include the affirmative vote of at least 66% of our directors then in office and of at least 66% percent of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution, and, in the case of the bye-law relating to the removal of directors, the requisite affirmative votes are a simple majority of the directors then in office and at least 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution, and, in the case of the bye-laws relating to the issuance of shares or other securities or instruments, the requisite affirmative votes are a simple majority of the directors then in office and at least 66% of the shares voting.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of the company’s share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act 1981. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within twenty-one days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Appraisal Rights and Shareholder Suits.   Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who is not satisfied that fair value has been offered for such shareholder’s shares may apply to a Bermuda court within one month of notice of the shareholders meeting to appraise the fair value of those shares.

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to a Bermuda court, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Capitalization of Profits and Reserves.   Pursuant to our bye-laws, our board of directors may (i) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares) to the shareholders; or (ii) capitalize any sum credited to a reserve account or sums otherwise available for dividend or distribution by paying up in full partly paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Registrar or Transfer Agent.   A register of holders of the common shares and the 4.875% cumulative convertible perpetual preference shares is, and of any other preference shares we may issue will be, maintained by Codan Services Limited in Bermuda, and a branch register is maintained in the United States by Mellon Investor Services L.L.C., which does and will serve as branch registrar and transfer agent for the common shares and the 4.875% cumulative convertible perpetual preference shares and any other preference shares we may issue.

Untraced Shareholders.   Our bye-laws provide that our board of directors may forfeit any dividend or other monies payable in respect of any shares which remain unclaimed for twelve years from the date when such monies became due for payment. In addition, we are entitled to cease sending checks or dividend warrants by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquiries have failed to establish the shareholder’s new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.

Certain Provisions of Bermuda Law.   We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares or preference shares.

The Bermuda Monetary Authority has given its consent for the issue and free transferability of our common shares and preference shares to and between non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares or preference shares involving persons deemed resident in Bermuda for exchange control purposes may require the specific consent of the Bermuda Monetary Authority.

This prospectus will be filed with the Registrar of Companies in Bermuda pursuant to Part III of the Companies Act 1981 of Bermuda. In accepting this prospectus for filing, the Registrar of Companies in Bermuda shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

Shareholder Rights Plan

Our Board has adopted, and our shareholders have approved, an amended and restated shareholder rights plan. Under the rights plan, one right will be issued and will attach to each outstanding common share. Each right will entitle the holder, in certain circumstances, to purchase from us a unit consisting of one one-thousandth of a Series A Preference Share at an exercise price of $29.02 per right, subject to adjustment in certain events. Our rights plan expires on August 1, 2007. Our bye-laws permit our board of directors to adopt a new rights plan without the approval of our shareholders. Upon the expiration of our rights plan on August 1, 2007, our board of directors intends to adopt a policy requiring that it would only adopt a new rights plan if either (1) our shareholders have approved the adoption of such a rights plan before its effectiveness or (2) our board of directors, in the exercise of its fiduciary responsibilities and by a vote of a majority of the independent members of the board of directors, determines that, under the circumstances existing at the time, it is in our best interests for the board of directors to adopt a new rights plan without the delay that would be occasioned by seeking shareholder approval. The policy would require that if the board of directors adopts a new rights plan pursuant to clause (2), it will seek shareholder ratification of the rights plan within 12 months from the date of its adoption of the rights plan. If shareholder ratification is not obtained within 12 months of adoption, the rights plan will expire at the end of the 12-month period.

Registration Rights Agreement

We granted to the shareholders of Mutual Investment Limited, who became shareholders of our company as part of our initial public offering in 2001, certain registration rights under a registration rights agreement. These shareholders currently have piggyback registration rights that provide the right, subject to certain conditions and limitations, to include common shares owned by them in any registration of our common shares or equity securities convertible into or exchangeable for our common shares made by us for our own account or the account of any other person, over a six year period beginning 180 days after the date of the prospectus relating to our initial public offering of August 2001. These shareholders have the right, therefore, to request that their common shares be included as a part of the registration statement that this prospectus forms a part or on another registration statement, in either case, to provide for resales of their common shares. We believe that, collectively, these shareholders own approximately 36.4 million common shares, all of which are subject to the terms of the registration rights agreement.

DESCRIPTION OF DEBT SECURITIES

Bunge N.A. Finance L.P. (“BNAF”) may issue debt securities from time to time in one or more distinct series. This section summarizes only certain of the terms of any debt securities that BNAF anticipates will be common to all series of debt securities that it may issue. The terms of any series of debt securities that BNAF may offer may differ significantly from the common terms described in this prospectus. The specific terms of any series of debt securities that BNAF will offer, and any differences from the common terms for an issuance of debt securities by BNAF described in this prospectus, will be described in the prospectus supplement for such debt securities that will accompany this prospectus. The debt securities of BNAF will be issued under an indenture between BNAF, Bunge Limited and a banking or financial institution, as trustee. We have filed a form of indenture for debt securities to be issued by BNAF as an exhibit to the registration statement of which this prospectus forms a part. The actual indenture that BNAF and Bunge Limited will enter into in connection with an offering of debt securities may differ significantly from the form of indenture we have filed.

As this section is a summary of some of the terms of the debt securities that BNAF may offer under this prospectus, it does not describe every aspect of the debt securities. We urge you to read the prospectus supplement relating to an issuance of debt securities and the indenture relating to an issuance and the other documents we file with the SEC relating to the debt securities of BNAF because the indenture for those debt securities and those other documents, and not this description, will define your rights as a holder of the debt securities of BNAF. See “Where You Can Find More Information,” for information on how to obtain copies of the indenture and any such other documents.

General

Unless otherwise stated in a prospectus supplement for an offering of debt securities by BNAF, debt securities will not be secured by any property or assets of BNAF or of Bunge Limited and the securities will be senior debt securities, ranking equally with all of BNAF’s other unsecured and unsubordinated indebtedness.

You should read the prospectus supplement for the following terms of the series of debt securities offered by the prospectus supplement. BNAF will establish the following terms before issuance of the series:

•       the title of the debt securities;

•       whether the debt securities will be senior or subordinated debt securities;

•       the ranking of the debt securities;

•       if the debt securities are subordinated, the terms of subordination;

•       the aggregate principal amount of the debt securities, the percentage of their principal amount at which the debt securities will be issued, and the date or dates when the principal of the debt securities will be payable or how those dates will be determined or extended;

•       the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, how the rate or rates will be determined, and the periods when the rate or rates will be in effect;

•       the date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, whether and the terms under which payment of interest may be deferred, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months;

•       if the debt securities will be convertible into or exchangeable for common shares or preference shares of Bunge Limited or other debt securities at the option of BNAF or the option of the holders, the provisions relating to such conversion or exchange; the place or places, if any, other than or in addition to New York City, of payment, transfer or exchange of the debt securities, and where notices or demands to or upon us in respect of the debt securities may be served;

•       any optional redemption provisions and any restrictions on the sources of funds for redemption payments, which may benefit the holders of other securities;

•       any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities;

•       whether the amount of payments of principal of, any premium on, or interest on the debt securities will be determined with reference to an index, formula or other method, which could be based on one or more commodities, equity indices or other indices, and how these amounts will be determined;

•       any covenants with respect to the debt securities and any changes or additions to the events of default described in this prospectus;

•       if not the principal amount of the debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the debt securities or how that portion will be determined;

•       any changes or additions to the provisions concerning legal defeasance and covenant defeasance to be contained in the applicable indenture that will be applicable to the debt securities;

•       any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

•       if other than the trustee, the name of the paying agent, security registrar or transfer agent for the debt securities;

•       if BNAF does not issue the debt securities in book-entry form only to be held by The Depository Trust Company, as depository, whether BNAF will issue the debt securities in certificated form or the identity of any alternative depository;

•       the person to whom any interest in a debt security will be payable, if other than the registered holder at the close of business on the regular record date;

•       the denomination or denominations in which the debt securities will be issued, if other than denominations of $1,000 or any integral multiples;

•       any provisions requiring BNAF to pay additional amounts on the debt securities to any holder who is not a United States person in respect of any tax, assessment or governmental charge and, if so, whether BNAF will have the option to redeem the debt securities rather than pay the additional amounts; and

•       any other material terms of the debt securities or the indenture, which may not be consistent with the terms set forth in this prospectus.

For purposes of this prospectus, any reference to the payment of principal of, any premium on, or interest on the debt securities will include additional amounts if required by the terms of the debt securities.

In most cases, the indenture will not limit the amount of debt securities that BNAF is authorized to issue from time to time. The indenture will also provide that there may be more than one trustee thereunder, each for one or more series of debt securities. If a trustee is acting under the indenture with respect to more than one series of debt securities, the debt securities for which it is acting would be treated as if issued under separate indentures. If there is more than one trustee under the indenture, the powers and trust obligations of each trustee will apply only to the debt securities of the separate series for which it is trustee.

BNAF may issue debt securities with terms different from those of debt securities already issued. Subject to conditions that may be specified in a prospectus supplement relating to an offering of debt securities, BNAF may, without the consent of the holders of the outstanding debt securities, reopen a previous issue of a series of debt securities and issue additional debt securities of that series unless the reopening was restricted when it created that series.

There is no requirement that BNAF issue debt securities in the future under the indenture, and it may use other indentures or documentation, containing different provisions in connection with future issues of other debt securities.

BNAF may issue the debt securities as “original issue discount securities,” which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. The prospectus supplement relating to an issuance of any such debt securities will describe the U.S. federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

Guarantee of the Debt Securities

Bunge Limited will fully, unconditionally and irrevocably guarantee the due and punctual payment of the principal of, and interest on, the debt securities and any of the other obligations of BNAF under the applicable indenture with respect to the debt securities when and as the same shall become due and payable, whether at maturity or otherwise.

Bunge Limited’s guarantees for senior debt securities of BNAF would be unsecured and unsubordinated obligations of Bunge Limited and will rank equally with all other unsecured and unsubordinated obligations of Bunge Limited. The guarantee is expected to provide that in the event of a default in payment of principal of, or interest on, senior debt securities of a particular series, the holder of such series of senior debt securities may institute legal proceedings directly against Bunge Limited to enforce the applicable guarantee without first proceeding against BNAF.

If BNAF issues subordinated debt securities, Bunge Limited’s guarantees for subordinated debt securities of BNAF would be unsecured and subordinated obligations of Bunge Limited and will rank equally with all other unsecured and subordinated obligations of Bunge Limited. The guarantee is expected to provide that in the event of a default in payment of principal of, or interest on, subordinated debt securities of a particular series, the holder of such series of subordinated debt securities may institute legal proceedings directly against Bunge Limited to enforce the applicable guarantee without first proceeding against BNAF.

Covenants

The prospectus supplement related to an issuance of debt securities by BNAF will set forth covenants that will impose limitations and restrictions on BNAF and will also set forth covenants which will be applicable to Bunge Limited and certain of its subsidiaries.

Events of Default

Unless otherwise stated in the applicable prospectus supplement, each of the following will be an event of default under the indenture for debt securities of BNAF:

(1)         the default in any payment of interest on any note when due, continued for 30 days;

(2)         the default in the payment of principal of, or premium, if any, on, any note when due at its stated maturity, upon optional redemption or otherwise, upon declaration of acceleration or otherwise;

(3)         the failure by BNAF or Bunge Limited to comply for 60 days after written notice with its other agreements contained in the indenture;

(4)         the failure of BNAF, Bunge Limited or any subsidiary of Bunge Limited to (a) pay the principal of any indebtedness for borrowed money, including obligations evidenced by any mortgage, indenture, bond, debenture, note, guarantee or other similar instruments on the scheduled or original date due, (b) pay interest on any such indebtedness beyond any provided grace period or (c) observe or perform any agreement or condition relating to such indebtedness, that has caused such indebtedness to become due prior to its stated maturity, and such acceleration has not been cured within 15 days after notice of acceleration; provided, however, that an event described in subclause (a), (b) or (c) above shall not constitute an event of default unless, at such time, one or more events of the type described in clauses (a), (b) or (c) shall have occurred or be continuing with respect to such indebtedness in an amount exceeding $50,000,000; or

(5)         certain events of bankruptcy, insolvency or reorganization of BNAF, Bunge Limited and certain subsidiaries of Bunge Limited.

A default under clause (3) above that has occurred and is continuing will not constitute an event of default under the indenture until the trustee or the holders of not less than 25% in principal amount of the outstanding notes notify BNAF or Bunge Limited, as the case may be, of the default and such default is not cured within the time specified in such clause (3) after receipt of such notice.

If an event of default (other than an event of default described in clause (5) above) occurs and is continuing, the trustee by written notice to BNAF, or the holders of at least 25% in principal amount of the outstanding notes of a particular series by written notice to BNAF and the trustee, may, and the trustee at the request of such holders shall, declare the principal of and premium, if any, and accrued and unpaid interest, if any, on all the notes of a particular series to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an event of default described in clause (5) above occurs and is continuing, the principal of and premium, if any, and accrued and unpaid interest on all the notes of a particular series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. The holders of a majority in aggregate principal amount of the outstanding notes of a particular series may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the notes of such series and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing events of default, other than the nonpayment of the principal of and premium, if any, and interest on the notes of a particular series that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture of a particular series of notes at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

•       such holder has previously given the trustee written notice that an event of default under the indenture is continuing;

•       holders of at least 25% in principal amount of the outstanding notes of a particular series have requested in writing that the trustee pursue the remedy;

•       such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

•       the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

•       the holders of a majority in principal amount of the outstanding notes of a particular series have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes of a particular series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the interest of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of and premium, if any, or interest on any note of a particular series, the trustee may withhold notice if the trustee determines that withholding notice is in the interests of the holders. In addition, BNAF will be required to deliver to the trustee, within 10 days after becoming aware of the occurrence of any default, notice of such default, and in any event within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year.

Amendments and Waivers

Modifications and amendments of an indenture may be made by BNAF, Bunge Limited and the trustee with the consent of the holders of a majority in principal amount of the notes then outstanding under the applicable indenture (including consents obtained in connection with a tender offer or exchange offer for the notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

•       reduce the amount of notes whose holders must consent to an amendment of the applicable indenture or notes;

•       reduce the stated rate of or extend the stated time for payment of interest on any note;

•       reduce the principal of or change the stated maturity of any note;

•       reduce the amount payable upon the redemption of any note;

•       make any note payable in money other than that stated in the note;

•       impair the right of any holder to receive payment of principal of and premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

•       make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

•       release Bunge Limited or modify the guarantee other than in accordance with the applicable indenture.

The holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all holders of notes, may waive compliance by BNAF with certain restrictive provisions of the applicable indenture. Subject to certain rights of the trustee as provided in the applicable indenture, the holders of a majority in aggregate principal amount of the notes, on behalf of all holders, may waive any past default under the applicable indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the notes), except a default in the payment of principal, premium or interest or a default in respect of a provision that under the applicable indenture cannot be modified or amended without the consent of the holder of each note that is affected.

Without the consent of any holder, BNAF, Bunge Limited and the trustee may modify or amend the indenture to:

•       cure any ambiguity, omission, defect or inconsistency;

•       provide for the assumption by a successor or continuing company of the obligations of BNAF or Bunge Limited;

•       provide for uncertificated notes in addition to or in place of certificated notes; provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the U.S. Internal Revenue Code of 1986, as amended (the Code), or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

•       add additional guarantees with respect to any series of notes issued by BNAF;

•       secure any series of notes;

•       add to the covenants of BNAF or Bunge Limited for the benefit of the holders or surrender any right or power conferred upon BNAF or Bunge Limited;

•       make any change that does not adversely affect the interests of any holder;

•       provide for the issuance of additional notes; or

•       comply with any requirement of the U.S. Securities and Exchange Commission in connection with the qualification of the indenture under the U.S. Trust Indenture Act of 1939.

Defeasance

BNAF at any time may terminate all its obligations under the notes and the indenture (“legal defeasance”), except for certain obligations, including obligations relating to the defeasance trust, registering the transfer or exchange of the notes, replacing mutilated, destroyed, lost or stolen notes and maintaining a registrar and paying agent in respect of the notes. If BNAF exercises its legal defeasance option, the guarantee will terminate with respect to that series.

BNAF at any time may terminate its obligations under certain covenants contained in the indenture and the events of default described in clauses (3), (4) and (5) under “—Events of Default” (“covenant defeasance”).

BNAF may exercise its legal defeasance option notwithstanding a prior exercise of its covenant defeasance option. If BNAF exercises its legal defeasance option, payment of the notes may not be accelerated because of an event of default with respect thereto. If BNAF exercises its covenant defeasance option, payment of the notes may not be accelerated because of an event of default specified in clause (3), (4) or (5) under “—Events of Default” above.

In order to exercise either defeasance option, BNAF must irrevocably deposit in trust with the trustee money or U.S. government obligations for the payment of principal of and premium, if any, and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law. If the legal defeasance option is exercised and complies with all necessary conditions, holders of notes would have to rely solely on the trust deposit for the payment of the notes and could not look to BNAF or Bunge Limited for payment in the event of any shortfall.

Governing Law

The notes, the guarantee and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Consent to Jurisdiction

Bunge Limited will irrevocably submit to the non-exclusive jurisdiction of any New York state court or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, in respect of any legal action or proceeding arising out of or in relation to the indenture, the notes or the guarantee, and will agree that all claims in respect of such legal action or proceeding may be heard and determined in such New York state or U.S. federal court and will waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

Currency Indemnity

The obligation of BNAF to make any payments under the indenture, the notes or of Bunge Limited under the guarantee will be in U.S. dollars. Any amount received or recovered in a currency other than U.S. dollars as a result of any judgment or order given or made in a currency other than U.S. dollars in respect of an amount due under the indenture, the notes or the guarantee will constitute a discharge of Bunge Limited’s obligation only to the extent of the amount in U.S. dollars that the holder of notes is able to purchase with the amount such holder receives or recovers. If the amount of U.S. dollars purchased by such holder of notes is less than the amount expressed to be due to such holder, Bunge Limited will indemnify the holder against any loss sustained as a result. In any event, Bunge Limited will indemnify the holder against the cost of any such purchase applicable guarantee without first proceeding against BNAF.

The Trustee Under the Indenture

It is expected that the trustee under the indenture for the debt securities of BNAF will be U.S. Bank National Association. The trustee for each issuance of debt securities will be identified in the prospectus supplement relating to the issuance of debt securities. The trustee may resign or be removed with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to these series.

BOOK ENTRY, DELIVERY AND FORM

Holders of Debt Securities

Book-Entry Holders.   BNAF will issue debt securities in book-entry form only, unless the prospectus supplement relating to an offering of notes specifies otherwise. The debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depository on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

Under the indenture, BNAF will recognize as a holder only the person in whose name a debt security is registered. Consequently, for debt securities issued in global form, BNAF will recognize only the depositary as the holder of the debt securities and BNAF will make all payments on the debt securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners.

The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, purchasers of notes will not own the debt securities directly. Instead, such purchasers will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, purchasers of notes will be an indirect holder, and not a holder, of the debt securities.

Street Name Holders.   In the future BNAF may terminate a global security or issue debt securities initially in non-global form. In these cases, you may choose to hold your debt securities in your own name or in “street name.”  Debt securities held in street name would be registered in the name of a bank, broker or other financial institution that you choose, and you would hold only a beneficial interest in those debt securities through an account you maintain at that institution.

For debt securities held in street name, BNAF will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name you will be an indirect holder, and not a holder, of those debt securities.

Legal Holders.   BNAF’s obligations, as well as the obligations of the trustee and those of any third parties employed by BNAF or the trustee, run only to the legal holders of the debt securities. BNAF has no obligations to you if you hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether you choose to be an indirect holder of a debt security or have no choice because BNAF is issuing the debt securities only in global form.

For example, once BNAF makes a payment or give a notice to the holder, it has no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if BNAF wants to obtain the approval of the holders for any purpose (for example, to amend the indenture or to relieve BNAF of the consequences of a default or of our obligation to comply with a particular provision of the indenture) it would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is determined by the holders.

When BNAF refers to you, BNAF means those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When BNAF refers to your debt securities, it means the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders.   If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•       how it handles securities payments and notices;

•       whether it imposes fees or charges;

•       how it would handle a request for the holders’ consent, if ever required;

•       whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

•       how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•       if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

BNAF will issue each debt security under the indenture in global form, unless BNAF specifies otherwise in the applicable prospectus supplement. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of the security. If global securities are issued, the following procedures will apply.

BNAF will deposit global securities with the depositary identified in the prospectus supplement. After BNAF issues a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of persons who have accounts with the depositary. These account holders are known as “participants.”  The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Only a participant or a person who holds an interest through a participant may be the beneficial owner of a global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

BNAF and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names. They also will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities.

Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. None of BNAF, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or the maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

BNAF expects that the depositary, upon receipt of any payments, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary’s records. BNAF also expects that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in “street names,” and will be the responsibility of the participants.

A global security is exchangeable for definitive securities registered in the name of, and a transfer of a global security may be registered to, any person other than the depositary or its nominee, only if:

•       the depository notifies BNAF that it is unwilling, unable or no longer qualified to continue as depository for that global security and BNAF does not appoint another institution to act as depository within 90 days;

•       if BNAF notifies the trustee that it wishes to terminate that global security; or

•       if an event of default has occurred and is continuing with regard to debt securities represented by that global security and the registrar has received a request from the depositary.

IN THE REMAINDER OF THIS DESCRIPTION “YOU” MEANS DIRECT HOLDERS AND NOT BOOK- ENTRY, STREET NAME OR OTHER INDIRECT OWNERS OF DEBT SECURITIES.

Form, Exchange, Registration and Transfer

Debt securities may be issued:

•       only in fully registered form; and

•       without interest coupons.

Holders may exchange their non-global debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange”.

Holders may exchange or transfer their certificated debt securities at the office of the trustee. BNAF will initially appoint the trustee to act as its agent for registering debt securities in the names of holders and transferring debt securities. BNAF may appoint another entity to perform these functions or perform them on its own. The entity performing the role of maintaining the list of registered holders is called the registrar. It will also perform transfers.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made only if the trustee, as registrar, is satisfied with the holder’s proof of legal ownership.

If BNAF has designated additional registrars for your debt security, they will be named in the prospectus supplement to which your debt security relates. BNAF may appoint additional registrars or cancel the appointment of any particular registrar.

If any debt securities are redeemable or may be repurchased and BNAF redeems or repurchases less than all those debt securities, BNAF may prohibit the transfer or exchange of those debt securities during the period beginning 15 days before the day BNAF mails the notice of redemption or repurchase and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. BNAF may also refuse to register transfers or exchanges of any debt security selected for redemption, except that BNAF will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

If a debt security is issued as a global debt security, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection because it will be the sole holder of the debt security.

Payment and Paying Agent

BNAF will only be required to make payment of the principal on a debt security if you surrender the debt security to the paying agent for that debt security. BNAF will only be required to make payment of principal and interest at the office of the paying agent, except that at its option, it may pay interest by mailing a check to the holder. Payment for debt security represented by global notes will be made by wire transfer of immediately available funds to the account specified by the depositary. Unless BNAF indicates otherwise in the applicable prospectus supplement, BNAF will pay interest (other than defaulted interest) to the person who is the holder at the close of business on the regular record date for that interest payment, even if that person no longer owns the debt security on the interest payment date.

BNAF will specify in the applicable prospectus supplement the regular record date relating to an interest payment date for any debt security.

Payment When Offices Are Closed.   If any payment is due on a debt security on a day that is not a business day, BNAF will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indentures as if they were made on the original due date. Postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day unless the applicable prospectus supplement specifies otherwise.

Paying Agent.   Unless otherwise specified in the applicable prospectus supplement, the trustee will be our initial paying agent. BNAF may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that BNAF must maintain a paying agent in each place of payment for each series of debt securities.

Regardless of who acts as paying agent, all money paid by BNAF to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to BNAF. After that two-year period, the holder may look only to BNAF (or the guarantor) for payment and not to the trustee, any other paying agent or anyone else.

PLAN OF DISTRIBUTION

The Registrants may sell the offered securities:

•       through agents;

•       to or through underwriters; or

•       directly to other purchasers.

Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters’ compensation and any securities exchanges on which the securities are listed will be described in the applicable prospectus supplement.

The Registrants (directly or through agents) may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In connection with the sale of offered securities, the underwriters or agents may receive compensation from the Registrants or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell the offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from the Registrant and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act.

The Registrant of the particular issue of offered securities will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments they may be required to make in respect of such liabilities.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

If so indicated in the prospectus supplement relating to a particular issue of offered securities, the Registrant will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the offered securities from it under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

LEGAL MATTERS

The validity of the preference shares and common shares offered by Bunge Limited under this prospectus and other legal matters relating to Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. James M. Macdonald, a partner of Conyers Dill & Pearman, serves as Bunge Limited’s secretary. The validity of the debt securities offered by Bunge N.A. Finance L.P. and the related guarantee by Bunge Limited will be passed upon for us by Winston & Strawn LLP, Chicago, Illinois. Certain other legal matters will be passed upon for us by Shearman & Sterling LLP, New York, New York.

EXPERTS

The financial statements, the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Bunge Limited’s Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph relating to the adoptions of Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 31, 2006 and Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment, on January 1, 2006, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.